Filed Pursuant to Rule 424(b)(3)
Registration No. 333-108780
HINES REAL ESTATE INVESTMENT TRUST, INC.
SUPPLEMENT NO. 28 DATED NOVEMBER 22, 2005
TO THE PROSPECTUS DATED JUNE 18, 2004
      This prospectus supplement No. 28 (this “Supplement”) is part of, and should be read in conjunction with, the prospectus of Hines Real Estate Investment Trust, Inc. dated June 18, 2004 (the “Prospectus”), Supplement No. 12 to the Prospectus, dated April 22, 2005, Supplement No. 14 to the Prospectus, dated May 19, 2005, and Supplement No. 20 to the Prospectus, dated August 22, 2005. This Supplement supersedes and replaces Supplement No. 21 to the Prospectus, dated August 29, 2005, Supplement No. 22 to the Prospectus, dated September 15, 2005, Supplement No. 23 to the Prospectus, dated October 3, 2005, Supplement No. 24 to the Prospectus, dated October 12, 2005, Supplement No. 25 to the Prospectus, dated October 31, 2005, Supplement No. 26 to the Prospectus, dated November 7, 2005, and Supplement No. 27 to the Prospectus, dated November 18, 2005. This Supplement No. 28 replaces, in its entirety, the Supplement No. 28 contained in Post-Effective Amendment No. 6 to our Registration Statement, filed with the Securities and Exchange Commission on November 22, 2005. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as set forth in the Prospectus.

	Supplement No. 28	Prospectus Page
	Page Number	Number

A. Status of the Offering	1	N.A.
B. Management’s Discussion and Analysis of Financial Condition and Results of Operations	1	116
C. Supplement to the “Initial Properties” Section of the Prospectus	13	67
D. Dividends Declared by Hines REIT’s Board of Directors	17	N.A.
E. Other Updates and Revisions	17	N.A.
F. Experts	18	165
G. Financial Statements	F-1	F-1

A.	Status of the Offering
      As of November 16, 2005, we had received gross offering proceeds of approximately $197.0 million from the sale of 19,907,897 of our common shares, including approximately $2.1 million of gross proceeds related to the sale of 222,842 common shares pursuant to our dividend reinvestment plan. As of November 16, 2005, 180,314,945 common shares remained available for sale to the public pursuant to the offering, exclusive of 19,777,158 common shares available under our dividend reinvestment plan.

B.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
      The section of the Prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as supplemented to date, is hereby modified and supplemented with the following:

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Explanatory Note
      As of September 30, 2004, we had not yet commenced real estate operations. Therefore, we do not have meaningful active operations to discuss for the quarter ended September 30, 2004. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our unaudited consolidated financial statements, the notes thereto, and the other unaudited financial data included elsewhere in this Supplement to our Prospectus. The following discussion should also be read in conjunction with our audited consolidated financial statements, and the notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2004.
Cautionary Note Regarding Forward-Looking Statements
      This Supplement to our Prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include statements concerning future financial performance, future debt and financing levels, investment objectives, payments to our Advisor and its affiliates and other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto. These statements are only predictions. Forward-looking statements are typically identified by the use of terms such as “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology.
      Actual events or our investments and results of operations could differ materially from those expressed or implied in the forward-looking statements. The forward-looking statements included herein are based on our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Any of the assumptions underlying the forward-looking statements could be inaccurate.
      The following are some of the risks and uncertainties, although not all of the risks and uncertainties, which could cause actual results to differ materially from those presented in certain forward-looking statements:

•	Our ability to invest offering and dividend reinvestment plan proceeds to acquire properties or other investments in a timely manner and at appropriate amounts that provide acceptable returns;

•	The potential need to fund tenant improvements, lease-up costs or other capital expenditures, as well as increases in property operating expenses and costs of compliance with environmental matters or discovery of previously undetected environmentally hazardous or other undetected adverse conditions at our properties;

•	Risks associated with debt;

•	Competition for tenants and real estate investment opportunities, including competition with affiliates of Hines Interests Limited Partnership (“Hines”);

•	Risks associated with adverse changes in general economic or local market conditions, including terrorist attacks and other acts of violence, may affect the markets in which we and our tenants operate;

•	Our ability to secure adequate insurance at reasonable and appropriate rates against catastrophic events, such as earthquakes and terrorist attacks;

•	Changes in governmental, tax, real estate and zoning laws and regulations and the related costs of compliance and increases in our administrative operating expenses, including expenses associated with operating as a public company;

•	Risks relating to our investment in Hines-Sumisei U.S. Core Office Fund, L.P. (the “Core Fund”), such as its reliance on Hines for its operations and investments, and our potential liability for Core Fund obligations;

•	The lack of liquidity associated with our assets;

•	Our reliance on Hines Advisors Limited Partnership (our “Advisor”), Hines and affiliates of Hines for our day-to-day operations and the selection of real estate investments, and our Advisor’s ability to attract and retain high quality personnel who can provide acceptable service levels to us;

•	Risks associated with conflicts of interests that result from our relationship with our Advisor and Hines, as well as conflicts of interests certain of our officers and directors face relating to the positions they hold with other entities; and

•	Our ability to continue to qualify as a real estate investment trust (“REIT”) for federal income tax purposes.

      These risks are more fully discussed in, and all forward-looking statements should be read in light of all of the factors identified in, the “Risk Factors” section of beginning on page 10 of the Prospectus. You are cautioned not to place undue reliance on any forward-looking statements included in this Supplement or elsewhere in the Prospectus. All forward-looking statements are made as of the date of this Supplement and the risk that actual results will differ materially from the expectations expressed in this Supplement may increase with the passage of time. In light of the significant uncertainties inherent in the forward-looking statements included in this Supplement, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this Supplement will be achieved. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. Each forward-looking statement speaks only as of the date of the particular statement, and we do not undertake to update any forward-looking statement.
Overview
      We were formed by our sponsor, Hines, for the purpose of engaging in the business of investing in and owning interests in real estate. As of September 30, 2005, we have invested in office properties located in the United States. We intend to make real estate investments that will satisfy our primary investment objectives of preserving invested capital, paying regular cash dividends and achieving modest capital appreciation of our assets over the long term. We make investments directly through entities wholly-owned by the Operating Partnership or indirectly by owning interests in entities not wholly-owned by the Operating Partnership, such as the Core Fund. We intend to invest the proceeds raised in our public offering and any potential follow-on offerings primarily in office properties located in central business districts or suburban markets of major metropolitan cities. In addition, we may make other real estate investments including, but not limited to, properties outside of the United States, non-office properties, mortgage loans and ground leases. Our principal targeted assets are office properties that have quality construction, desirable locations and quality tenants. We intend to invest in properties that will be diversified by location, lease expirations and tenant industries.
      In order to provide capital for these investments, we are selling our common shares through our public offering. We intend to continue raising significant amounts of capital through our current offering and follow-on offerings, as well as through the utilization of debt financings.
      As of September 30, 2005, we owned direct and indirect interests in the following office properties:

				Ownership by
		Leasable		the
Property	Location	Square Feet	% Leased	Company(1)(2)

1900 and 2000 Alameda de las Pulgas	San Mateo, California	253,377	84%	100.00%
Citymark	Dallas, Texas	218,943	100%	100.00%
425 Lexington Avenue	New York City, New York	699,048	100%	10.07%
499 Park Avenue	New York City, New York	280,919	100%	10.07%
600 Lexington Avenue	New York City, New York	280,634	95%	10.07%
1200 19th Street	Washington D.C.	236,436	100%	10.07%
One Shell Plaza	Houston, Texas	1,225,786	96%	11.37%
Two Shell Plaza	Houston, Texas	564,843	92%	11.37%
The KPMG Building	San Francisco, California	379,330	88%	22.74%
101 Second Street	San Francisco, California	387,866	94%	22.74%
Three First National Plaza	Chicago, Illinois	1,439,367	87%	18.19%
525 B Street	San Diego, California	423,546	98%	22.74%

(1)	This percentage shows the effective ownership of the Operating Partnership in the properties listed. As of September 30, 2005, we owned a 92.58% interest in the Operating Partnership and were its sole general partner. Affiliates of Hines owned the remaining 7.42% interest in the Operating Partnership. We own interests in all of the properties other than the Dallas and San Mateo buildings as a result of our interest in the Core Fund, in which we owned a 24.80% non-managing general partner interest as of September 30, 2005. The Core Fund does not own 100% of these buildings; its ownership interest in its buildings ranges from 40.6% to 90.1%.

(2)	Real estate investments owned 100% by the Company are referred to as “direct investments.”
      In addition, on November 2, 2005, we acquired a property located in Sacramento, California. We have also entered into a contract to acquire a group of properties located in Miami, Florida. See “Note 7 — Subsequent Events” in the notes to our unaudited consolidated financial statements included in this Supplement.
      Our management believes that significant capital will continue to flow into the commercial real estate market, which results in a competitive environment for the acquisition of assets. Our Advisor, through an agreement with Hines, provides us access to a fully integrated real estate organization with approximately 2,900 employees located in 64 cities in the U.S. and in 14 other countries. Our Advisor is an affiliate of Hines. We believe Hines’ having real estate professionals living and working in the major markets in which we seek to invest, including foreign markets, allows us better access to investment opportunities due to the local market knowledge and relationships with local owners, tenants and brokers. The ability of our Advisor to identify and execute investment opportunities at a pace consistent with the capital raised through our offering will directly impact our financial performance and ability to pay and maintain the current level of our dividends.

Critical Accounting Policies
      Management believes our most critical accounting policies are the accounting for lease revenues (including straight-line rent), real estate purchase price allocations and the regular evaluation of whether the value of a real estate asset has been impaired. Each of these items involves estimates that require management to make judgments that are subjective in nature. Management relies on its experience, collects historical and current market data, and analyzes these assumptions in order to arrive at what it believes to be reasonable estimates. Under different conditions or assumptions, materially different amounts could be reported related to the accounting policies described below. In addition, application of these accounting policies involves the exercise of judgments on the use of assumptions as to future uncertainties and, as a result, actual results could materially differ from these estimates.

Basis of Presentation
      Our consolidated financial statements included in this Supplement include the accounts of Hines REIT, the Operating Partnership (over which Hines REIT exercises financial and operating control) and the Operating Partnership’s wholly-owned subsidiaries as well as the related amounts of minority interest. All intercompany balances and transactions have been eliminated in consolidation.
      Investments in real estate partnerships where we have the ability to exercise significant influence, but do not exercise financial and operating control, are accounted for using the equity method. As such, we have accounted for our investment in the Core Fund using the equity method of accounting for investments.
      The interim unaudited financial information included in this Supplement has been prepared according to the rules and regulations of the SEC. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) have been condensed or omitted according to such rules and regulations. For further information, please refer to the financial statements and footnotes for the year ended December 31, 2004 included in our Annual Report on Form 10-K. Management believes that the disclosures included are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly and in conformity with GAAP our financial position as of September 30, 2005, the results of operations for the quarters and nine month periods ended September 30, 2005 and 2004, and the cash flows for the nine month periods ended September 30, 2005 and 2004 have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.

Revenue Recognition
      For financial reporting purposes, we recognize rental revenue on a straight-line basis over the life of the lease. Straight-line rent receivable, which is included in the unaudited consolidated financial statements as of September 30, 2005, consists of the difference between the tenants’ rent calculated on a straight-line basis from the date of acquisition over the remaining term of the related leases and the tenants’ actual rent due under the lease agreement. Revenues relating to lease termination fees are recognized at the time that the tenant’s right to occupy the space is terminated and when we have satisfied all obligations under the agreement.

Investment Property
      Real estate assets we purchase directly are stated at cost less accumulated depreciation, which, in the opinion of management, does not exceed the individual property’s fair value, including estimated proceeds from disposition. Depreciation is computed using the straight-line method. The estimated useful lives for computing depreciation are 10 years for furniture and fixtures, 15-20 years for electrical and mechanical installations and 40 years for buildings. Major replacements where the betterment extends the useful life of the assets are capitalized. Maintenance and repair items are expensed as incurred.

      Real estate assets are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable. In such an event, a comparison is made of the current and projected operating cash flows of each property on an undiscounted basis to the carrying amount of such property. Such carrying amount would be adjusted, if necessary, to its estimated fair values to reflect impairment in the value of the asset. At September 30, 2005, management believes no such impairment has occurred.
      Acquisitions of properties are accounted for utilizing the purchase method and, accordingly, the results of operations of acquired properties are included in our results of operations from the respective dates of acquisition. Estimates of future cash flows and other valuation techniques similar to those used by independent appraisers are used to allocate the purchase price of acquired property between land, buildings and improvements, equipment and identifiable intangible assets and liabilities such as amounts related to in-place at-market leases, acquired above- and below-market leases and tenant relationships. Initial valuations are subject to change until such information is finalized no later than 12 months from the acquisition date.
      The estimated fair value of acquired in-place leases are the costs we would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions, legal costs and tenant coordination costs that would be incurred to lease the property to such occupancy level. Additionally, we evaluate the time period over which such occupancy level would be achieved and include an estimate of the net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition are amortized over the remaining lease terms.
      Acquired above-and below-market lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the lease acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market value lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable terms of the leases. The capitalized above- and below-market lease values are amortized as adjustments to rental revenue over the remaining non-cancelable terms of the respective leases. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles is charged to rental revenue.

Organizational and Offering Costs
      Certain of our organizational and offering costs have been paid by our Advisor on our behalf. Pursuant to the Advisory Agreement, we are obligated to reimburse our Advisor in an amount equal to the lesser of actual organizational and offering costs incurred or 3.0% of the gross proceeds raised from the sale of our common shares in our initial public offering pursuant to which we are offering a maximum of 220,000,000 common shares for sale to the public. In no event will we have any obligation to reimburse our Advisor for organizational and offering costs totaling in excess of 3.0% of the gross proceeds from our current offering. Amounts of organizational and offering costs recorded in our financial statements in prior periods were based on estimates of gross offering proceeds to be raised in the future through the end of the offering period. Such estimates were based on highly subjective factors including the number of retail broker-dealers signing selling agreements with our Dealer Manager, anticipated market share penetration in the retail broker-dealer network, and our Dealer Manager’s best estimate of the baseline growth rate in sales. Based on actual gross offering proceeds raised to date and management’s current estimate of future sales of our common shares through the end of our current offering, management expects that we will not be obligated to reimburse our Advisor for approximately $11.6 million of organizational and offering costs which we recorded prior to March 31, 2005. Such accruals have been reversed in our unaudited consolidated financial statements as of September 30, 2005.

Financial Condition, Liquidity and Capital Resources
      We currently have four primary sources of capital and funding for purposes of making real estate investments, paying offering costs and expenses associated with operations and paying dividends:

•	proceeds from our current and potential follow-on offerings, as well as our dividend reinvestment plan;

•	proceeds from debt financings, including secured or unsecured facilities;

•	cash flow generated by our real estate investments and operations; and

•	advances from affiliates.

Sources of Funds

Our public offering
      On June 18, 2004, we commenced a public offering of our common shares. We are offering a maximum of 200,000,000 common shares to the public on a best efforts basis at a price of $10.00 per share. We also registered up to 20,000,000 common shares under our registration statement to be issued during our public offering pursuant to our dividend reinvestment plan at a price of $9.50 per share. The offering provides us with the ability to raise capital on a continual basis and we intend to continue raising capital through this offering, which expires in June 2006, and potential follow-on offerings.
      During the quarter ended September 30, 2005, we sold 6,909,621 shares of our common stock for aggregate gross proceeds of approximately $67.9 million, including approximately $626,000 of gross proceeds relating to 65,897 shares issued under our dividend reinvestment plan. During the nine months ended September 30, 2005, we issued 14,582,680 shares of our common stock for aggregate gross proceeds of approximately $144.2 million, including approximately $959,000 of gross proceeds relating to 100,984 shares issued under our dividend reinvestment plan. After payment of sales commissions, dealer manager fees and reimbursements of organizational and offering costs to our Advisor, we had raised net proceeds of approximately $149.2 million from our current offering through September 30, 2005, which was available to make real estate investments. As of November 16, 2005, we had sold 19,907,897 shares of our common stock for aggregate gross proceeds of approximately $197.0 million.

Debt financings
      On June 28, 2005, we entered into a term loan agreement with KeyBank National Association in the principal amount of $60.0 million, which we used to pay the purchase price of 1900 and 2000 Alameda de las Pulgas. We amended the term loan agreement in August 2005 to increase the principal amount to $75.0 million in connection with our acquisition of 3100 McKinnon Street in Dallas, Texas (“Citymark”).
      On September 9, 2005, we entered into a credit agreement with KeyBank, as administrative agent for itself and the other lenders named in the credit agreement (collectively, the “Lenders”), to establish a revolving credit facility with maximum aggregate borrowing capacity of $140.0 million. We established the revolving credit facility for the purposes of repaying in full amounts owed under our term loan with KeyBank, providing a source of funds for future real estate investments and funding general working capital needs.
      The revolving credit facility has a maturity date of September 8, 2008, which may be extended at our election for two successive periods of one year each, subject to specified conditions. The revolving credit facility provides that we may increase the commitment amount to $250.0 million upon written notice within 18 months of the date of the agreement, subject to KeyBank’s ability to syndicate the incremental amount to the Lenders or other lenders. The revolving credit facility allows for borrowing, at our election, at a variable rate or a LIBOR-based rate plus a spread ranging from 150 to 250 basis points based on a prescribed leverage ratio, which takes into account our effective ownership interest in the debt and certain allowable assets of entities in which we invest directly and indirectly. The weighted-average rate on outstanding loans under the revolving credit facility was 5.78% as of September 30, 2005. The revolving credit facility provides that it shall be an event of default under the agreement if our Advisor ceases to be controlled by Hines or if Hines ceases to be majority-owned and controlled, directly or indirectly, by Jeffrey C. Hines, chairman of our board of directors, or certain members of his family. The revolving credit facility also contains customary events of default, with corresponding grace periods, including payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens and the maintenance of specified financial ratios.
      We financed the above acquisitions primarily with funds from our then-existing term loan with KeyBank, which was subsequently replaced by the revolving credit facility, as described above. Through September 30, 2005, we incurred borrowings of $56.3 million and made principal payments totaling $9.0 million under our revolving credit facility, and the remaining principal amount outstanding was $47.3 million. From October 1 through November 14, 2005, we incurred additional borrowings of $66.0 million and made principal payments totaling $24.0 million under our revolving credit facility, and the remaining principal amount outstanding was $89.3 million. We have used net proceeds received from our public offering to make principal payments under our revolving credit facility.
      Borrowings under the revolving credit facility are secured by a pledge of our direct equity interests in the Core Fund and any other entity in which we invest that directly or indirectly holds real property assets, subject to certain limitations and exceptions. We have entered into a subordination agreement with Hines and our Advisor, which provides that the respective rights of Hines and our Advisor to be reimbursed by us for organizational and offering and other expenses are subordinate to our obligations under the revolving credit facility.
      Subject to market conditions and other factors our board of directors may consider, we expect that once the net proceeds of our current public offering are fully invested, our debt financing will be in the range of approximately 40-60% of the aggregate value of our real estate investments. As of September 30, 2005, our debt financing was approximately 55% of the aggregate value of our real estate investments (including our pro rata share of the Core Fund’s real estate assets and related debt). Additionally, the amount of debt we place on an individual property, or the amount of debt incurred by an individual entity in which we invest, may be less than 40% or more than 60% of the value of such property or the value of the assets owed by such entity, depending on market conditions and other factors. In fact, depending on market conditions and other factors, we may choose not to place debt on our portfolio or our assets and may choose not to borrow to finance our operations or to acquire properties.

Cash flow from real estate investments and operations
      Our direct and indirect investments in real estate assets generate cash flow from receipt of rental revenues from tenants reduced by operating expenses incurred at the property level, debt service payments and capital expenditures. Operating expenses consist primarily of salaries and wages of property management personnel, utilities, cleaning, insurance, security and building maintenance costs, property management and leasing fees and property taxes. During the quarter and nine months ended September 30, 2005:

•	We earned distributions of approximately $2.5 million and $5.0 million, respectively, related to our investment in the Core Fund, and

•	We earned distributions of approximately $1.0 million related to properties we own directly.

Advances from affiliates
      Certain costs and expenses associated with our organization and public offering have been paid by our Advisor on our behalf. Pursuant to the Advisory Agreement, we are obligated to reimburse our Advisor in an amount equal to the lesser of actual organizational and offering costs incurred or 3.0% of the gross proceeds raised from our public offering. See “— Uses of Funds — Payment of offering costs and other expenses” below for a discussion of these advances and our repayment of the same.
      Our Advisor has also advanced funds to us to allow us to pay certain of our corporate-level operating expenses. As of September 30, 2005, we owed our Advisor approximately $612,000 as a result of such advances. See the discussion below regarding our Advisor’s forgiveness of related party payable. To the extent that our operating expenses in any four consecutive fiscal quarters exceed the greater of 2% of average invested assets or 25% of Net Income (as defined in our Articles of Incorporation), our Advisor is required to reimburse us the amount by which the total operating expenses paid or incurred exceed the greater of the 2% or 25% threshold.

Uses of Funds

Real estate investments
      On November 23, 2004, we commenced our real estate operations and acquired an initial interest in the Core Fund. From that date through December 31, 2004, we invested a total of approximately $28.4 million in the Core Fund. During the quarter and nine months ended September 30, 2005, we acquired additional interests of approximately $18.3 million and $81.5 million, respectively, of interests in the Core Fund from affiliates of Hines. We used net proceeds from our public offering to acquire these additional interests. We owned an approximate 24.80% non-managing general partner interest in the Core Fund as of September 30, 2005.
      On June 28, 2005, we acquired 1900 and 2000 Alameda de las Pulgas in San Mateo, California for approximately $59.8 million, including transaction costs. The buildings have an aggregate of 253,377 square feet of rentable area and were approximately 84% leased as of September 30, 2005.
      On August 24, 2005, we acquired Citymark, which is located at 3100 McKinnon Street in Dallas, Texas. The aggregate purchase price of Citymark was approximately $27.9 million, including transaction costs. Citymark is an 11-story office building constructed in 1987. The building has an aggregate of 218,943 square feet of rentable area and was approximately 100% leased as of September 30, 2005.
      We financed the above acquisitions primarily with funds from our then-existing term loan with KeyBank, which was subsequently replaced by the revolving credit facility, as described above. Through September 30, 2005, we incurred borrowings of $56.3 million and made principal payments totaling $9.0 million under our revolving credit facility, and the remaining principal amount outstanding was $47.3 million. From October 1 through November 14, 2005, we incurred additional borrowings of $66.0 million and made principal payments totaling $24.0 million under our revolving credit facility, and the remaining principal amount outstanding was $89.3 million. We have used net proceeds received from our public offering to make principal payments under our revolving credit facility.
      On November 11, 2005, our board of directors approved an additional $100 million capital commitment to the Core Fund. Pursuant to this commitment, our management expects that we will make a capital contribution to the Core Fund of approximately $18.3 million on December 1, 2005. Thereafter, we will participate in capital calls issued by the Core Fund with other Core Fund partners until our capital commitment is fully funded. We expect to use proceeds received from our public offering and/or funds available under our revolving credit facility to make capital contributions related to this capital commitment.

Payment of offering and other costs and expenses
      In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our Advisor, our Dealer Manager, Hines and their affiliates for services rendered during the various phases of our organization and operation. During the organizational and offering stage, these payments include payments to our Dealer Manager for selling commissions and dealer manager fees and payments to our Advisor for reimbursement of organization and offering costs. For the quarter and nine months ended September 30, 2005, we incurred selling commissions of approximately $2.9 million and $7.1 million, respectively. For the quarter and nine months ended September 30, 2005, we incurred dealer manager fees of approximately $1.4 million and $3.1 million, respectively.
      Our Advisor and its affiliates incurred approximately $3.0 million and $8.7 million of organizational and offering costs on our behalf during the quarter and nine months ended September 30, 2005, respectively. These costs, in addition to approximately $24.0 million of organization and offering costs incurred by our Advisor and its affiliates on our behalf during 2003 and 2004, are reimbursable by us to our Advisor in an amount up to 3% of gross offering proceeds raised in our public offering. Through September 30, 2005, we paid approximately $4.5 million to our Advisor for organizational and offering costs.
      As set forth above, our obligation to reimburse our Advisor for organizational and offering costs is limited to 3% of the amount of gross offering proceeds raised from the offering. Amounts of organizational and offering costs recorded in our financial statements in prior periods were based on estimates of gross offering proceeds to be raised in the future through the end of the offering period. Such estimates were based on highly subjective factors such as the number of retail broker-dealers signing selling agreements with our Dealer Manager, anticipated market share penetration in the retail broker-dealer network, and our Dealer Manager’s estimate of the baseline growth rate in sales. Based on actual gross offering proceeds raised to date and management’s current estimate of future sales of our common shares through the end of our current offering, management expects that we will not be obligated to reimburse our Advisor for approximately $11.6 million of organizational and offering costs, which were recorded by us prior to March 31, 2005. Such accruals have been reversed in our unaudited consolidated financial statements as of September 30, 2005.
      During the acquisition and operational stages, certain services related to management of our investments and operations are provided to us by our Advisor and Hines pursuant to various agreements we have entered into with these entities. Pursuant to those agreements, we will make various payments to our Advisor and/or Hines, including acquisition fees, asset management fees, property management fees, leasing fees, and payments for reimbursements of certain costs incurred by our Advisor and Hines in providing related services to the Company. We incurred cash asset management fees and cash acquisition fees payable to our Advisor of approximately $255,000 and $338,000, respectively for the quarter ended September 30, 2005. For the nine months ended September 30, 2005, we incurred cash asset management and acquisition fees (excluding amounts related to the Participation Interest) payable to our Advisor of approximately $490,000 and $1.2 million, respectively. For a description of the Participation Interest, see “Note 6 — Related Party Transactions — The Participation Interest” in the notes to our unaudited consolidated financial statements included in this Supplement.
      Our Advisor and its affiliates have advanced or paid on our behalf certain expenses incurred in connection with our administration and ongoing operations. During the quarter ended September 30, 2005, the Advisor forgave approximately $1.7 million of the amounts we owed as a result of advances to us to cover certain general and administrative expenses. As of September 30, 2005 and December 31, 2004, approximately $612,000 and $977,000, respectively, was payable to our Advisor related to such expenses.

Property Management and Leasing Agreements
      We have entered into property management and leasing agreements with Hines to manage the leasing and operations of properties in which we directly invest. As compensation for its services, Hines receives the following:

•	A property management fee equal to the lesser of 2.5% of the annual gross revenues received from the properties or the amount of property management fees recoverable from tenants of the property under the leases. Hines earned property management fees of approximately $57,000 and $59,000 for the quarter and nine months ended September 30, 2005, respectively.

•	A leasing fee of 1.5% of gross revenues payable over the term of each executed lease including any lease renewal, extension, expansion or similar event and certain construction management and re-development construction management fees, in the event Hines renders such services. Hines has earned no leasing, construction management or redevelopment fees during the quarter and nine months ended September 30, 2005.

•	We generally will be required to reimburse Hines for certain operating costs incurred in providing property management and leasing services pursuant to the property management and leasing agreements. Included in this reimbursement of operating costs are the cost of personnel and overhead expenses related to such personnel who are located at the property as well as off-site personnel located in Hines’ headquarters and regional offices, to the extent the same relate to or support the performance of Hines’s duties under the agreement. However, the reimbursable cost of these off-site personnel and overhead expenses is limited to the lesser of the amount that is recovered from the tenants under their leases and/or a limit calculated based on the rentable square feet covered by the agreement. We incurred reimbursable expenses of approximately $171,000 and $173,000 for the quarter and nine months ended September 30, 2005, respectively.

Dividends
      On April 15, 2005, we paid dividends for the months of January, February and March totaling approximately $535,000. On July 15, we paid dividends for the months of April, May and June totaling approximately $1.1 million. Our board of directors declared dividends for the months of July, August and September totaling approximately $2.0 million, which were aggregated and paid on October 14, 2005. These amounts are equal to $0.00164384 per share per day. This amount, if paid each day over a 365-day period, would equal $0.60 per share or a 6.0% annualized rate based on a share price of $10.00. In addition, on September 29, 2005 and October 31, 2005, our board of directors declared dividends for the months of October and November, respectively, in the same per-share amount described above, to be aggregated and paid in cash in January 2006.
      For the nine months ended September 30, 2005, we earned distributions from our real estate investments of approximately $6.0 million. During this period, we also incurred cash asset management fees of approximately $490,000, which have been paid to our Advisor, and interest expense totaling approximately $852,000, resulting in net cash flow available to pay dividends and distributions of approximately $4.7 million. As discussed below, our Advisor also advanced funds to pay our general and administrative expenses incurred during this period. During this same period, we declared dividends to shareholders of approximately $3.6 million (as described above) and distributions to minority interest holders in the Operating Partnership of approximately $550,000.
      The dividends declared for January through November 2005 were set by our board of directors at a level we believe to be appropriate based upon an evaluation of our assets, projected levels of cash flow, additional capital and debt anticipated to be raised or incurred and invested in the future and our projected results of operations. To fund dividends paid to date, we utilized distributions we received from our real estate investments. However, after payments of such dividends, interest expense and asset management fees paid or payable to our Advisor, funds remaining were not sufficient to pay all of our general and administrative expenses. During the nine months ended September 30, 2005, our Advisor funded approximately $1.7 million for the payment of our general and administrative expenses and received reimbursements totaling $375,000. These amounts, combined with advances from prior periods of approximately $977,000 and the Advisor’s forgiveness during the quarter ended September 30, 2005 of approximately $1.7 million of general and administrative expenses resulted in an amount due to the Advisor as of September 30, 2005 of approximately $612,000. We are obligated to pay this amount to the Advisor in the future, and the payment of this liability may impact our ability to pay future dividends. Our Advisor is not obligated to either advance funds for the payment of our general and administrative expenses or defer reimbursements of such advances in future periods. Our Advisor’s refusal to continue advancing funds for the payment of our general and administrative expenses and/or refusal to continue deferring or forgiving reimbursements of such advances could have an adverse impact on our ability to pay dividends in future periods.

      To the extent our dividends exceed our earnings and profits, a portion of these dividends will constitute a return of capital for federal income tax purposes. We expect a portion of these dividends will constitute a return of capital for federal income tax purposes.
Results of Operations
      As of September 30, 2005, we owned two office properties directly and 10 additional office properties indirectly, through our interest in the Core Fund.

Direct Investments
      We acquired our first directly owned property on June 28, 2005 and our second on August 24, 2005. Therefore, this quarter is the first quarter in which our results of operations include the results of operations of properties owned directly by us. We had rental income and tenant reimbursements of approximately $2.1 million for the quarter and nine months ended September 30, 2005. Property-level expenses and property management fees totaled approximately $1.0 million and $1.1 million during the quarter and nine months ended September 30, 2005, respectively. We expect rental income and tenant reimbursements, as well as property-level expenses and property management fees, to increase as we acquire additional properties as well as operate our current properties for full reporting periods. Depreciation and amortization expense totaled approximately $1.3 million for the quarter and nine months ended September 30, 2005. In connection with the acquisition of these direct investments, we incurred borrowings under our then-existing term loan with KeyBank, which we replaced with the revolving credit facility during the quarter ended September 30, 2005 (See “Sources of Funds — Debt Financings” for more information).

Our Interest in the Core Fund
      As of September 30, 2005, we had invested a total of approximately $109.9 million and owned a 24.80% non-managing general partner interest in the Core Fund. Our equity in losses related to our investment in the Core Fund for the quarter ended September 30, 2005 was approximately $76,000. For the quarter ended September 30, 2005, the Core Fund had a net loss of approximately $162,000 on revenues of approximately $53.4 million. The Core Fund’s net loss for the quarter ended September 30, 2005 included approximately $14.9 million of non-cash depreciation and amortization expenses. We expect revenues and expenses for the Core Fund to increase in the future as a result of the impact of any future acquisitions. The distribution we received from the Core Fund during the quarter ended September 30, 2005 was approximately $1.6 million.
      Our equity in losses related to our investment in the Core Fund for the nine months ended September 30, 2005 was approximately $60,000. For the nine months ended September 30, 2005, the Core Fund had a net loss of approximately $159,000 on revenues of approximately $146.9 million. The Core Fund’s net loss for the nine months ended September 30, 2005 included approximately $41.0 million of non-cash depreciation and amortization expenses. We expect the Core Fund will continue to raise capital and acquire additional real estate investments, further diversifying its portfolio. The distribution we received from the Core Fund during the nine months ended September 30, 2005 was approximately $2.8 million.

Asset Management and Acquisition Fees
      Asset management fees for the quarter and nine months ended September 30, 2005 totaled approximately $510,000 and $980,000, respectively, and acquisition fees for the quarter and nine months ended September 30, 2005 totaled approximately $676,000 and $2.5 million, respectively, which amounts include both the cash portion of the fees payable to our Advisor as well as the corresponding increase in the profits interest that an affiliate of Hines holds in the Operating Partnership (the “Participation Interest”). See Note 6 — “Related Party Transactions — The Participation Interest” in the notes to our unaudited consolidated financial statements included in this Supplement for a description of the

Participation Interest. Asset management fees were calculated based on the net equity capital we had invested in the real estate investments. Acquisition fees were computed based on the indirect interest we acquired in the gross asset value of the Core Fund’s real estate investments as well as the 1900 and 2000 Alameda de las Pulgas and Citymark acquisitions.

General and Administrative Expenses
      General and administrative expenses for the quarter and nine months ended September 30, 2005 totaled approximately $355,000 and $1.7 million, respectively. These costs include legal and accounting fees, insurance costs, costs and expenses associated with our board of directors and other administrative expenses. Certain of these costs are variable and may increase in the future as we continue to raise capital and make additional real estate investments. During the quarter ended September 30, 2005, our Advisor forgave approximately $1.7 million of amounts previously advanced to us to cover certain general and administrative expenses. After this forgiveness and as of September 30, 2005 and December 31, 2004, approximately $612,000 and $977,000, respectively, was payable to our Advisor for reimbursement of certain expenses incurred in connection with our administration and ongoing operations.

(Income) Loss Allocated to Minority Interests
      We allocated income of approximately $454,000 and losses of approximately $518,000 to minority interests for the quarter and nine months ended September 30, 2005, respectively, relating to the interests that affiliates of Hines own in the Operating Partnership.
Subsequent Events

Potential Acquisition of Airport Corporate Center
      On October 12, 2005, we entered into a contract with an unaffiliated third party to acquire Airport Corporate Center, a group of properties located in the Miami Airport submarket of Miami, Florida. The property consists of 11 buildings and a 5.46-acre land tract. The buildings contain an aggregate of approximately 1,018,447 square feet of rentable area and are approximately 92% leased. A subsidiary of Norwegian Cruise Lines leases 179,853 square feet, or approximately 18% of the properties rentable area through January 2009. No other tenant leases more than 10% of the rentable area. We believe that Airport Corporate Center is suitable and adequate for its intended purpose.
      The aggregate purchase price for Airport Corporate Center is expected to be approximately $156.8 million, exclusive of transaction costs, financing fees and working capital reserves. We anticipate that the acquisition will be funded with net proceeds from our public offering, borrowings under our revolving credit facility and the assumption of an existing mortgage loan. In connection with the acquisition of Airport Corporate Center, we expect to pay our Advisor approximately $784,000 in cash acquisition fees. Likewise, the Participation Interest in the Operating Partnership will increase as a result of the acquisition as described in the Prospectus.
      We anticipate that the acquisition of Airport Corporate Center will be consummated in late December, 2005. However, the closing of such acquisition is subject to a number of conditions and there can be no guarantee that the acquisition of Airport Corporate Center will be consummated. If we elect not to close on Airport Corporate Center, we will forfeit the $5.0 million earnest money deposit we made.

Acquisition of 1515 S Street
      On November 2, 2005, we acquired a five-story office property located at 1515 S Street in Sacramento, California (“1515 S Street”) from a seller who is unaffiliated with us and our affiliates. 1515 S Street consists of two five-story buildings and an eight-story parking garage constructed in 1987. The buildings have an aggregate of 349,000 square feet of rentable area and are 100% leased. The State of California leases an aggregate of 340,169 square feet, or 97% of the buildings’ rentable area.

      The aggregate purchase price for 1515 S Street was approximately $66.6 million, exclusive of transaction costs, financing fees and working capital reserves. We funded the acquisition with net proceeds from our public offering and borrowings of approximately $66.0 million under our revolving credit facility.

Capital Commitment to the Core Fund
      On November 11, 2005, our board of directors approved an additional $100 million capital commitment to the Core Fund. Pursuant to this commitment, our management expects that we will make a capital contribution to the Core Fund of approximately $18.3 million on December 1, 2005. Thereafter, we will participate in capital calls issued by the Core Fund until our capital commitment is fully funded. We expect to use proceeds received from our public offering and/or funds available under our revolving credit facility to make capital contributions related to this capital commitment.

C.	Supplement to the “Initial Properties” Section of the Prospectus.
      The discussion under the “Initial Properties” section, which begins on page 67 of the Prospectus, as modified and supplemented to date, is further modified and supplemented by the following information regarding our real estate operations:
      Included below is a description of all properties in which we have acquired or committed to acquire interests since August 22, 2005 and a description of our revolving credit facility, which is secured by our equity interests in entities that own real property, including the Core Fund and the wholly-owned subsidiaries through which we acquire properties we own directly.
Acquisition of the Citymark Building
      On August 24, 2005, we acquired Citymark, an office property located at 3100 McKinnon Street in Dallas, Texas. The seller, Centex Office Citymark I, L.P., is unaffiliated with us and our affiliates. The aggregate purchase price of Citymark was approximately $27.8 million, including transaction costs. We funded the acquisition with net proceeds from our public offering and borrowings under our then-existing term loan, which was amended on August 23, 2005 and subsequently was paid in full with borrowings under our revolving credit facility as described under “— Revolving Credit Facility”. The purchase price for this acquisition was determined through negotiations between the seller and our Advisor. In connection with this acquisition, we paid the Advisor cash acquisition fees totaling approximately $138,000. In addition, the Participation Interest in the Operating Partnership increased as a result of the acquisition as described in the Prospectus.
      We currently have no plans for material renovations or other capital improvements at Citymark and believe the property is suitable for its intended purpose and adequately covered by insurance. The cost of Citymark (excluding the cost attributable to land) will be depreciated for tax purposes over a 40-year period on a straight-line basis. We believe Citymark offers several competitive advantages, including its convenient access to executive housing, the Dallas North Tollway and Dallas’ central business district, high visibility and unobstructed views of adjacent parks along Turtle Creek.
      Citymark is an 11-story building constructed in 1987. The building has an aggregate of 218,943 square feet of rentable area and is approximately 100% leased. Three subsidiaries of Centex Corporation, a publicly-traded company involved in home building, financial services, home services and commercial contracting and an affiliate of the seller, lease 175,033 square feet, or approximately 80% of the building’s rentable area. Of the rentable area leased to these subsidiaries, 75,932 square feet expires in November 2009, and the balance expires in November 2010. No other tenant leases more than 10% of the property’s rentable area.
      The balance of Citymark is occupied by one retail and seven office tenants. The following table shows the weighted average occupancy rate, expressed as a percentage of rentable square feet, and the average effective annual gross rent per leased square foot, for the property during the past five years ended December 31:

		Average Effective Annual Gross
Year	Weighted Average Occupancy	Rent Per Leased Sq. Ft.(1)

2000	(2)	(2)
2001	96.64%	$20.76
2002	90.83%	$21.19
2003	92.73%	$21.03
2004	94.23%	$21.45

(1)	Average effective annual gross rent per leased square foot for each year is calculated by dividing such year’s cash-basis total rent revenue (excluding operating expense recoveries in excess of each tenant’s base year component), by the weighted average square footage under lease during such year.

(2)	Hines REIT requested the information required to calculate the weighted average occupancy and average effective annual gross rent per leased square foot of Citymark for the most recent five years from the Seller, who responded that the information required to perform this calculation for the year ended December 31, 2000 was not within its knowledge or reasonably available to it. As such, the weighted average occupancy and average effective annual gross rent per leased square foot of Citymark for the year ended December 31, 2000 has been omitted as information not known or reasonably available to Hines REIT, in reliance on Rule 409 under the Securities Act of 1933, as amended.

Lease Expirations for Citymark
      The following table lists, on an aggregate basis, all of the scheduled lease expirations for Citymark from the date of acquisition through December 31, 2005 and each of the years ending December 31, 2006 through 2014. The table shows the approximate leasable square feet represented by the applicable lease expirations:

		Gross Leasable Area

		Approximate
Year	Number of Leases	Square Feet	Percent of Total Leasable Area

2005	1	3,310	1.52%
2006	1	1,250	0.57%
2007	—	—	—
2008	3	21,159	9.72%
2009	3	86,380	39.67%
2010	3	105,647	48.52%
2011	—	—	—
2012	—	—	—
2013	—	—	—
2014	—	—	—
Acquisition of 1515 S Street
      On November 2, 2005, we acquired an office property located at 1515 S Street in Sacramento, California. The seller, JB Management, L.P., is unaffiliated with us and our affiliates. The aggregate purchase price of 1515 S Street was approximately $66.6 million, exclusive of transaction costs, financing fees and working capital reserves. We funded the acquisition with net proceeds from our public offering and borrowings under our revolving credit facility. Please see “— Revolving Credit Facility.” In connection with the acquisition of 1515 S Street, we will pay the Advisor approximately $333,000 in cash acquisition fees. In addition, the Participation Interest in the Operating Partnership will increase as a result of the acquisition as described in the Prospectus.
      The purchase agreement for 1515 S Street requires the seller to perform tenant improvement work required by a certain lease at the property. These improvements consist of interior refurbishments of the tenant-occupied space. We currently have no other plans for material renovations or other capital improvements at the property, and we believe the property is suitable for its intended purpose and adequately covered by insurance. The cost of 1515 S Street (excluding the cost attributable to land) will be depreciated for tax purposes over a 40-year period on a straight-line basis. We believe the property offers several competitive advantages, including its convenient access to Sacramento’s central business district, immediate access to public transportation and proximity to the state capitol.
      1515 S Street consists of two five-story office buildings and an eight-story parking garage constructed in 1987. The buildings have an aggregate of approximately 349,000 square feet of rentable area and are 100% leased. The State of California leases an aggregate of 340,170 square feet, or 97% of the buildings’ rentable area under two leases, the first of which covers 304,715 square feet and expires in April 2013, and the second of which covers 35,455 square feet and expires in October 2012. Both leases may be terminated by the State of California upon 90 days’ notice beginning in March and April 2009, respectively. The balance of 1515 S Street is occupied by six retail tenants. The following table shows the weighted average occupancy rate, expressed as a percentage of rentable square feet, and the average effective annual gross rent per leased square foot, for the property during the past five years ended December 31:

		Average Effective
	Weighted	Annual Gross
	Average	Rent per Leased
Year	Occupancy	Sq. Ft.(1)

2000	100%	$18.70
2001	100%	$18.86
2002	100%	$19.22
2003	100%	$19.34
2004	100%	$16.34

(1)	Average effective annual gross rent per leased square foot for each year is calculated by dividing such year’s accrual-basis total rent revenue (excluding operating expense recoveries in excess of each tenant’s base year component), by the weighted average square footage under lease during such year.
      The following table lists, on an aggregate basis, all of the scheduled lease expirations from the date of acquisition through December 31, 2005 and each of the years ending December 31, 2006 through 2014 for 1515 S Street. The table shows the approximate leasable square feet represented by the applicable lease expirations:

		Gross Leasable Area

	Number of	Approximate	Percent of Total
Year	Leases	Square Feet	Leasable Area

2005	1	3,990	1.14%
2006	—	—	—
2007	2	2,104	0.61%
2008	—	—	—
2009	1	2,337	0.67%
2010	—	—	—
2011	—	—	—
2012	1	35,455	10.17%
2013	1	304,715	87.41%
2014	—	—	—

Additional Investment in the Core Fund
      Effective November 14, 2005, we entered into an agreement to make a $100 million capital commitment to the Core Fund. Pursuant to this agreement, our management expects that we will make a capital contribution to the Core Fund of approximately $18.3 million on December 1, 2005. Thereafter, we will participate in capital calls issued by the Core Fund with other Core Fund partners until our capital commitment is fully funded. We expect to use proceeds received from our public offering and/or funds available under our revolving credit facility to make capital contributions related to this capital commitment.
Potential Acquisition of Airport Corporate Center
      On October 12, 2005, we entered into a contract with an unaffiliated third party to acquire Airport Corporate Center, a group of properties located in the Miami Airport submarket of Miami, Florida. The property consists of 11 buildings and a 5.46-acre land tract. The buildings contain an aggregate of approximately 1,018,447 square feet of rentable area and are approximately 92% leased. A subsidiary of Norwegian Cruise Lines leases 179,853 square feet, or approximately 18% of the properties’ rentable area through January 2009. No other tenant leases more than 10% of the rentable area. We believe that Airport Corporate Center is suitable and adequate for its intended purpose.
      The aggregate purchase price for Airport Corporate Center is expected to be approximately $156.8 million, exclusive of transaction costs, financing fees and working capital reserves. We anticipate that the acquisition will be funded with net proceeds from our public offering, borrowings under our revolving credit facility and the assumption of an existing mortgage loan. In connection with the acquisition of Airport Corporate Center, we expect to pay our Advisor approximately $784,000 in cash acquisition fees. Likewise, the Participation Interest in the Operating Partnership will increase as a result of the acquisition as described in the Prospectus.
      We anticipate that the acquisition of Airport Corporate Center will be consummated in late December, 2005. However, the closing of such acquisition is subject to a number of conditions and there can be no guarantee that the acquisition of Airport Corporate Center will be consummated. If we elect not to close on Airport Corporate Center, we will forfeit the $5.0 million earnest money deposit we made.
Revolving Credit Facility
      On September 9, 2005, we entered into a credit agreement under which the Operating Partnership is the borrower and Hines REIT is the guarantor, with KeyBank National Association (“KeyBank”), as administrative agent for itself and the other lenders named in the credit agreement (collectively, the “Lenders”), to establish a revolving credit facility with maximum aggregate borrowing capacity of up to $140.0 million. We established the revolving credit facility for the purposes of repaying in full amounts owed under our then-existing $75.0 million term loan with KeyBank, providing a source of funds for future real estate investments and funding our general working capital needs. We borrowed $56.3 million under the revolving credit facility on September 9, 2005 in order to repay all outstanding obligations under our term loan with KeyBank, to pay certain fees and expenses of the Lenders and their counsel, and for general working capital purposes.
      The revolving credit facility has a maturity date of September 8, 2008, which may be extended at our election for two successive periods of one year each, subject to specified conditions. The revolving credit facility provides that we may increase the commitment amount to $250.0 million upon written notice within 18 months of the date of the agreement, subject to KeyBank’s ability to syndicate the incremental amount to the Lenders or other lenders. The revolving credit facility allows for borrowing, at our election, at a variable rate or a LIBOR-based rate plus a spread ranging from 150 to 250 basis points based on a prescribed leverage ratio, which takes into account our effective ownership interest in the debt and certain allowable assets of entities in which we invest directly and indirectly. The weighted-average rate was 6.08% as of November 16, 2005. The revolving credit facility provides that it shall be an event of default under the agreement if our Advisor ceases to be controlled by Hines or if Hines ceases to be majority-owned and controlled, directly or indirectly, by Jeffrey C. Hines, Chairman of our board of directors, or certain members of his family. The revolving credit facility also contains customary events of default, with corresponding grace periods, including payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens and the maintenance of specified financial ratios.
      Borrowings under the revolving credit facility are secured by a pledge of our direct equity interests in the Core Fund and any other entity in which we invest that directly or indirectly holds real property assets, subject to certain limitations and exceptions. As of November 16, 2005 we held a 24.80% non-managing general partner interest in the Core Fund, which indirectly holds interests in a portfolio of ten office properties. Hines REIT has unconditionally guaranteed payment and performance of the Operating Partnership’s obligations under the revolving credit facility and the related loan documents. Further, we have entered into a subordination agreement with Hines and our Advisor, which provides that the respective rights of Hines and our Advisor to be reimbursed by us for organizational and offering and other expenses are subordinate to our obligations under the revolving credit facility.

D.	Dividends Declared by Hines REIT’s Board of Directors
      Our board of directors has declared dividends for the periods listed below, payable to shareholders of record at the close of business each day during the applicable period:

	Annualized Rate
Period	Declared(1)	Date Paid

November 23, 2004 — December 31, 2004	6.0%	January 2005
January, February and March 2005	6.0%	April 2005
April, May and June 2005	6.0%	July 2005
July, August and September 2005	6.0%	October 2005
October and November 2005	6.0%	January 2006(2)

(1)	Dividends were declared in an amount of $0.00164384 per share per day, representing an annualized rate of 6.0% based on a share price of $10.00.

(2)	Anticipated payment date.

E.	Other Updates and Revisions
      (A)     Our share redemption program currently provides that during this offering and for five years thereafter, to the extent our board determines that we have sufficient available cash for redemptions, we intend to redeem shares subject to an annual limitation of the lesser of (i) net proceeds received from our dividend reinvestment plan during the prior calendar year or (ii) 5% of our outstanding shares at the prior calendar year end. We paid our first dividend in January 2005 and we therefore received no net proceeds from our dividend reinvestment plan during 2004. In order to allow some redemptions under our share redemption plan during 2005, our board has waived the annual limitation set forth in (i) above for the year 2005. Therefore, to the extent our board determines that we have sufficient available cash for redemptions, we may redeem shares during 2005 in excess of net proceeds received from our dividend reinvestment plan during 2004, subject to the other terms and limitations contained in the program, including the limitation of 5% of our outstanding shares as of December 31, 2004.
      (B)     The following risk factor was added to the Prospectus by Supplement No. 20, dated August 22, 2005, and is hereby updated (and replaced in its entirety) as follows:

“To date, our cash flows from real estate investments have been insufficient to pay our operating expenses and to cover the dividends we have paid and/or declared. We cannot assure you that in the future we will be able to achieve cash flows necessary to pay both our expenses and dividends at our historical per-share amounts, or to maintain dividends at any particular level, if at all.

Because our cash flows from real estate investments have been insufficient to pay our operating expenses and to cover the dividends we have paid or declared to our shareholders through the date of this Supplement, we cannot assure you that we will be able to continue paying dividends to our shareholders at our historical per-share amounts, or that the dividends we pay will not decrease or be eliminated in the future. In order to permit us to pay dividends declared to date, our Advisor has advanced funds for the payment of our general and administrative expenses, and our Advisor has deferred, and in some cases forgiven, the reimbursement of such advances. We are required to reimburse our Advisor for these advances in the future, and the reimbursement of such advances could have a material adverse effect on our ability to pay dividends to our shareholders in future periods. As of September 30, 2005, we owed our Advisor approximately $612,000 in unreimbursed advances used to pay such expenses.

At such time as our Advisor requires us to reimburse such advances, or if our Advisor were to cease advancing funds to cover such expenses, our ability to pay dividends to our shareholders could be adversely affected, and we may be unable to pay dividends to our shareholders, or such dividends could decrease significantly. Additionally, if our Advisor continues to advance and defer reimbursement of funds advanced for operating expenses, the ultimate repayment of this liability could adversely impact our ability to pay dividends in future periods as well as potentially adversely impact the value of your investment.”

F.	Experts
      The statements of revenues and certain operating expenses for 3100 McKinnon Street, Dallas, Texas, for the year ended March 31, 2005 and 1515 S Street, Sacramento, California, for the year ended December 31, 2004, included in this Supplement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

G.	Financial Statements.
INDEX TO FINANCIAL STATEMENTS

Hines Real Estate Investment Trust, Inc. — (unaudited)
Consolidated Balance Sheets as of September 30, 2005 and December 31, 2004	F-2
Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2005 and September 30, 2004	F-3
Consolidated Statement of Shareholders’ Equity (Deficit) for the Nine Months Ended September 30, 2005 and for the Year ended December 31, 2004	F-4
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2005 and September 30, 2004	F-5
Notes to Consolidated Financial Statements for the Nine Months Ended September 30, 2005	F-6
3100 McKinnon Street, Dallas, Texas (“Citymark”) — Three Months Ended June 30, 2005 (Unaudited) and the Year Ended March 31, 2005
Independent Auditors’ Report	F-21
Statements of Revenues and Certain Operating Expenses	F-22
Notes to Statements of Revenues and Certain Operating Expenses	F-23
1515 S Street, Sacramento, California — Nine Months Ended September 30, 2005 (unaudited) and the Year Ended December 31, 2004
Independent Auditors’ Report	F-25
Statements of Revenues and Certain Operating Expenses	F-26
Notes to Statements of Revenues and Certain Operating Expenses	F-27
Hines Real Estate Investment Trust, Inc.
Unaudited Pro Forma Consolidated Statement of Operations — Year Ended December 31, 2004:
Unaudited Pro Forma Consolidated Statement of Operations	F-29
Unaudited Notes to Pro Forma Consolidated Statement of Operations	F-30

HINES REAL ESTATE INVESTMENT TRUST, INC.
CONSOLIDATED BALANCE SHEETS
As of September 30, 2005 and December 31, 2004
(Unaudited)

	September 30,	December 31,
	2005	2004

ASSETS
Investment property, at cost:
Buildings and improvements, net	$26,293,661	$—
In-place leases, net	18,827,022	—
Land	25,728,854	—

Total investment property	70,849,537	—
Investment in Hines-Sumisei U.S. Core Office Fund, L.P.	104,643,606	28,181,662
Cash	9,686,595	1,536,439
Escrowed investor proceeds	—	100,000
Distributions receivable	2,496,418	247,494
Straight-line rent receivable	148,784	—
Tenant and other receivables	76,949	—
Acquired above-market leases, net	16,003,215	—
Other assets	704,783	46,688
Deferred financing costs, net	896,885	—

Total Assets	$205,506,772	$30,112,283

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Liabilities:
Accounts payable and accrued expenses	$2,399,776	$114,759
Escrowed investor proceeds liability	—	100,000
Unaccepted subscriptions for common shares	692,252	562,200
Due to affiliates	11,979,288	25,477,859
Acquired below-market leases, net	1,035,397	—
Other liabilities	709,460	—
Participation interest liability	2,137,748	409,160
Dividends payable	2,008,861	99,149
Distributions payable to minority interests	197,845	73,231
Notes payable	47,300,000	—

Total liabilities	68,460,627	26,836,358
Minority interest	2,517,642	3,586,629
Commitments and Contingencies
Shareholders’ equity (deficit):
Preferred shares, $.001 par value; 500,000,000 preferred shares authorized, none issued or outstanding as of September 30, 2005 and December 31, 2004	—	—
Common shares, $.001 par value; 1,500,000,000 common shares authorized as of September 30, 2005 and December 31, 2004; 16,661,796 and 2,073,116 common shares issued and outstanding as of September 30, 2005 and December 31, 2004, respectively	16,662	2,073
Additional paid-in capital	143,414,467	9,715,539
Retained deficit	(8,902,626)	(10,028,316)

Total shareholders’ equity (deficit)	134,528,503	(310,704)

Total Liabilities and Shareholders’ Equity (Deficit)	$205,506,772	$30,112,283

See notes to the consolidated financial statements.

HINES REAL ESTATE INVESTMENT TRUST, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended September 30, 2005 and September 30, 2004
(Unaudited)

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004

Revenues:
Rental revenue	$2,044,707	$—	$2,092,315	$—
Other revenue	28,664	—	28,664	—

Total revenues	2,073,371	—	2,120,979	—
Expenses:
Organizational and offering expenses	—	—	1,479,923	—
Reversal of accrued organizational and offering expenses	(7,082,524)	—	(7,082,524)	—
Other start-up costs	—	39,792	—	409,668
Asset management and acquisition fees	1,186,443	—	3,457,177	—
General and administrative expenses	354,766	246,549	1,704,108	302,452
Forgiveness of related party payable	(1,730,000)	—	(1,730,000)	—
Depreciation and amortization	1,321,121	—	1,333,822	—
Property operating expenses	1,048,762	—	1,069,362	—

Total expenses	(4,901,432)	286,341	231,868	712,120

Income (loss) before equity in losses, interest expense and income (loss) allocated to minority interests	6,974,803	(286,341)	1,889,111	(712,120)

Equity in losses of Hines-Sumisei U.S. Core Office Fund, L.P.	(75,758)	—	(60,153)	—
Interest expense	(1,206,830)	—	(1,245,930)	—
Interest income	19,980	—	25,059	—
(Income) loss allocated to minority interests	(454,269)	—	517,603	—

Net income (loss)	$5,257,926	$(286,341)	$1,125,690	$(712,120)

Basic and diluted income (loss) per common share:
Income (loss) per common share	$0.40	$(286.34)	$0.14	$(712.12)

Weighted average number common shares outstanding	13,284,150	1,000	8,100,986	1,000

See notes to the consolidated financial statements.

HINES REAL ESTATE INVESTMENT TRUST, INC.
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY (DEFICIT)
For the Nine Months Ended September 30, 2005 and the Year Ended December 31, 2004
(Unaudited)

	Preferred		Common		Additional		Shareholders’
	Shares	Amount	Shares	Amount	Paid-In Capital	Retained Deficit	Equity (Deficit)

BALANCE, January 1, 2004	—	$—	1,000	$1	$9,999	$(20,427)	$(10,427)
Issuance of common shares	—	—	2,072,116	2,072	20,582,905	—	20,584,977
Dividends declared	—	—	—	—	(99,149)	—	(99,149)
Selling commissions and dealer manager fees	—	—	—	—	(1,582,527)	—	(1,582,527)
Other offering costs	—	—	—	—	(9,195,689)	—	(9,195,689)
Net loss	—	—	—	—	—	(10,007,889)	(10,007,889)

BALANCE, December 31, 2004	—	—	2,073,116	2,073	9,715,539	(10,028,316)	(310,704)

Issuance of common shares	—	—	14,588,680	14,589	144,181,331	—	144,195,920
Dividends declared	—	—	—	—	(3,635,326)	—	(3,635,326)
Selling commissions and dealer manager fees	—	—	—	—	(10,211,260)	—	(10,211,260)
Other offering costs, net	—	—	—	—	3,364,183	—	3,364,183
Net income	—	—	—	—	—	1,125,690	1,125,690

BALANCE, September 30, 2005	—	$—	16,661,796	$16,662	$143,414,467	$(8,902,626)	$134,528,503

See notes to the consolidated financial statements.

HINES REAL ESTATE INVESTMENT TRUST, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2005 and September 30, 2004
(Unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30, 2005	September 30, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$1,125,690	$(712,120)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	2,160,274	—
Non-cash compensation expense	31,775	—
Equity in losses of Hines-Sumisei U.S. Core Office Fund, L.P.	60,153	—
Loss allocated to minority interests	(517,603)	—
Accrual of organizational and offering expenses	1,479,923	—
Reversal of accrual of organizational and offering expenses	(7,082,524)	—
Forgiveness of related party payable	(1,730,000)	—
Changes in assets and liabilities:
Increase in other assets	(117,671)	(97,874)
Increase in straight-line rent receivable	(148,784)	—
Increase in tenant and other receivables	(58,147)	—
Increase in accounts payable and accrued expenses	1,013,140	139,772
Increase in participation interest liability	1,728,588	—
Increase in other liabilities	385,842	—
Decrease in due to affiliates	(99,987)	—

Net cash used in operating activities	(1,769,331)	(670,222)

CASH FLOWS FROM INVESTING ACTIVITIES:
Investment in Hines-Sumisei U.S. Core Office Fund, L.P.	(81,552,923)	—
Distributions received from Hines-Sumisei U.S. Core Office Fund, L.P. in excess of equity in earnings	2,781,902	—
Investments in property	(70,817,574)	—
Additions to other assets	(503,926)	—
Increase in acquired out-of-market leases, net	(15,400,881)	—

Net cash used in investing activities	(165,493,402)	—

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase (decrease) in escrowed investor proceeds	(100,000)	2,497,423
(Increase) decrease in escrowed investor proceeds liability	100,000	(2,497,423)
Increase in unaccepted subscriptions for common shares	130,052	—
Proceeds from issuance of common stock	143,204,801	—
Payments of selling commissions and dealer manager fees	(9,778,454)	—
Payments of organizational and offering expenses	(4,500,000)	—
Proceeds from advances from affiliate	1,740,394	675,222
Payment on advances from affiliate	(375,000)	—
Dividends paid to shareholders	(766,271)	—
Dividends paid to minority interests	(426,770)	—
Proceeds from notes payable	138,300,000	—
Payments on notes payable	(91,000,000)	—
Additions to deferred financing costs	(1,115,863)	—
Additions to deferred offering costs	—	(5,000)

Net cash provided by financing activities	175,412,889	670,222

Net change in cash	8,150,156	—
Cash, beginning of period	1,536,439	211,000

Cash, end of period	$9,686,595	$211,000

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$845,102	$—

Supplemental Schedule of Non-Cash Financing Activities
Unpaid selling commissions and dealer manager fees	$769,563	$—

Deferred offering costs offset against additional paid-in capital	$1,140,567	$—

Reversal of deferred offering costs against additional paid-in capital	$(4,504,750)	$—

Dividends declared and unpaid	$2,008,861	$—

Distributions receivable	$2,496,418	$—

Distributions declared and unpaid to minority interests	$197,846	$—

Dividends reinvested	$959,342	$—

Non-cash net assets acquired upon acquisition of property	$1,365,787	$—

Accrual of deferred financing costs	$174,410	$—

See notes to the consolidated financial statements.

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2005
(Unaudited)

1.	Organization
      The accompanying interim unaudited consolidated financial information has been prepared according to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted according to such rules and regulations. For further information, refer to the financial statements and footnotes for the year ended December 31, 2004 included in Hines Real Estate Investment Trust, Inc.’s Annual Report on Form 10-K. In the opinion of management, all adjustments and eliminations, consisting only of normal recurring adjustments, necessary to present fairly and in conformity with GAAP the financial position of Hines Real Estate Investment Trust, Inc. as of September 30, 2005 and December 31, 2004, the results of operations for the three and nine months ended September 30, 2005 and 2004, and the cash flows for the nine months ended September 30, 2005 and 2004 have been included. The results of operations for such interim periods are not necessarily indicative of the results for the full year.
      Hines Real Estate Investment Trust, Inc., a Maryland corporation (“Hines REIT” and, together with its consolidated subsidiaries, the “Company”), was formed on August 5, 2003 under the General Corporation Law of the state of Maryland for the purpose of engaging in the business of investing in and owning interests in commercial real estate. The Company operates and intends to continue to operate in a manner to qualify for real estate investment trust (“REIT”) status for federal income tax purposes and elected REIT status in connection with the filing of its 2004 federal tax return. The Company is structured as an umbrella partnership REIT under which substantially all of the Company’s current and future business is and will be conducted through a majority-owned subsidiary, Hines REIT Properties, L.P. (the “Operating Partnership”). Hines REIT is the sole general partner of the Operating Partnership. Subject to certain restrictions and limitations, the business of the Company is managed by Hines Advisors Limited Partnership (the “Advisor”), an affiliate of Hines Interests Limited Partnership (“Hines”), pursuant to the Advisory Agreement the Operating Partnership entered into with the Advisor (the “Advisory Agreement”).

Public Offering
      On June 18, 2004, Hines REIT commenced its initial public offering pursuant to which it is offering a maximum of 220,000,000 common shares for sale to the public (the “Offering”).
      Through September 30, 2005, the Company had received gross offering proceeds of approximately $164.8 million from the sale of 16,656,746 common shares, including approximately $959,000 of gross proceeds relating to 100,984 shares sold under Hines REIT’s dividend reinvestment plan. As of September 30, 2005, 183,444,238 common shares remained available for sale to the public pursuant to the Offering, exclusive of 19,899,016 common shares available under the Company’s dividend reinvestment plan. Hines REIT contributes all net proceeds from the Offering to the Operating Partnership in exchange for partnership units in the Operating Partnership. As of September 30, 2005, Hines REIT owned a 92.58% general partner interest in the Operating Partnership.
      From October 1 through November 9, 2005, Hines REIT received gross offering proceeds of approximately $27.9 million from the sale of 2,814,758 common shares, including approximately $1.2 million of gross proceeds relating to 121,858 shares sold under the dividend reinvestment plan. As of November 9, 2005, 180,751,338 common shares remained available for sale to the public pursuant to the Offering, exclusive of 19,777,158 common shares available under Hines REIT’s dividend reinvestment plan.

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005

Minority Interests
      Hines Real Estate Holdings Limited Partnership, an affiliate of Hines, owned a 6.15% and 34.33% interest in the Operating Partnership as of September 30, 2005 and December 31, 2004, respectively. As a result of HALP Associates Limited Partnership’s (“HALP”) ownership of the Participation Interest (see Note 6), HALP’s percentage ownership in the Operating Partnership was 1.27% and 1.38% as of September 30, 2005 and December 31, 2004, respectively.

Investment Property
      As of September 30, 2005, the Company held direct and indirect investments in 12 office properties located in cities throughout the United States, including New York City, Washington, D.C., Chicago, Houston, Dallas, San Francisco, San Diego and San Mateo. The Company’s interests in ten of these properties are owned indirectly through the Company’s investment in the Core Fund (as defined in Note 3). As of September 30, 2005 and December 31, 2004, the Company owned a 24.80% and 12.51% non-managing general partner interest in the Core Fund, respectively. See further discussion in Note 3.
      The Company acquired a property located in Sacramento, California, on November 2, 2005, and has entered into a contract to acquire a group of properties located in Miami, Florida (see Note 7).

2.	Summary of Significant Accounting Policies

Basis of Presentation
      The consolidated financial statements of the Company included in this Supplement include the accounts of Hines REIT, the Operating Partnership (over which Hines REIT exercises financial and operating control) and the Operating Partnership’s wholly-owned subsidiaries (see Note 3), as well as the related amounts of minority interest. All intercompany balances and transactions have been eliminated in consolidation.
      Investments in real estate partnerships where the Company has the ability to exercise significant influence, but does not exercise financial and operating control, are accounted for using the equity method. See further discussion in Note 3.

Fair Value of Financial Instruments
      Disclosure about the fair value of financial instruments is based on pertinent information available to management as of September 30, 2005 and December 31, 2004. Considerable judgment is necessary to interpret market data and develop estimated fair values. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could obtain on disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
      As of September 30, 2005 and December 31, 2004, management estimates that the carrying value of cash and cash equivalents, distributions receivable, accounts receivable, accounts payable and accrued expenses, dividends and distributions payable and notes payable are recorded at amounts which reasonably approximate fair value.

Revenue Recognition
      For financial reporting purposes, the Company recognizes rental revenue on a straight-line basis over the life of the lease. Straight-line rent receivable in the amount of approximately $149,000 as of September 30, 2005, consists of the difference between the tenants’ rents calculated on a straight-line basis

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005
from the date of acquisition over the remaining terms of the related leases and the tenants’ actual rents due under the lease agreements. Revenues relating to lease termination fees are recognized at the time that a tenant’s right to occupy the space is terminated and when the Company has satisfied all obligations under the agreement.

Investment Property
      Real estate assets the Company owns directly are stated at cost less accumulated depreciation, which, in the opinion of management, does not exceed the individual property’s fair value. Depreciation is computed using the straight-line method. The estimated useful lives for computing depreciation are 10 years for furniture and fixtures, 15-20 years for electrical and mechanical installations and 40 years for buildings. Major replacements where the betterment extends the useful life of the assets are capitalized. Maintenance and repair items are expensed as incurred.
      Real estate assets are reviewed for impairment if events or changes in circumstances indicate that the carrying amount of the individual property may not be recoverable. In such an event, a comparison will be made of the current and projected operating cash flows of each property on an undiscounted basis to the carrying amount of such property. Such carrying amount would be adjusted, if necessary, to estimated fair values to reflect impairment in the value of the asset. At September 30, 2005, management believes no such impairment has occurred.
      Acquisitions of properties are accounted for utilizing the purchase method and, accordingly, the results of operations of acquired properties are included in the Company’s results of operations from the respective dates of acquisition. Estimates of future cash flows and other valuation techniques similar to those used by independent appraisers are used to allocate the purchase price of acquired property between land, buildings and improvements, equipment and identifiable intangible assets and liabilities such as amounts related to in-place leases, acquired above- and below-market leases and tenant relationships. Initial valuations are subject to change until such information is finalized no later than 12 months from the acquisition date.
      The estimated fair value of acquired in-place leases are the costs the Company would have incurred to lease the properties to the occupancy level of the properties at the date of acquisition. Such estimates include the fair value of leasing commissions, legal costs and other direct costs that would be incurred to lease the properties to such occupancy levels. Additionally, the Company evaluates the time period over which such occupancy levels would be achieved and includes an estimate of the net operating costs (primarily consisting of real estate taxes, insurance and utilities) that would be incurred during the lease-up period. Acquired in-place leases as of the date of acquisition are amortized over the remaining lease terms.
      Acquired above-and below-market lease values are recorded based on the present value (using an interest rate which reflects the risks associated with the lease acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and management’s estimate of fair market value lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable terms of the leases. The capitalized above- and below-market lease values are amortized as adjustments to rent revenue over the remaining non-cancelable terms of the respective leases. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and any other acquired intangible assets is charged to rental revenue.
      Amortization expense was $1.2 million for in-place leases for both the quarter and nine months ended September 30, 2005. Amortization of out-of-market leases, net, was approximately $421,000 and $433,000 for the quarter and nine months ended September 30, 2005, respectively.

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005
      Anticipated amortization of in-place and out-of-market leases, net, for the period from October 1 through December 31, 2005 and for each of the following four years ended December 31 is as follows:

	In-place	Out-of-Market
	Leases	Leases, net

October 1 through December 31, 2005	$1,170,532	$487,760
2006	3,783,857	1,212,353
2007	3,665,031	1,318,045
2008	3,587,856	1,404,363
2009	3,005,498	1,497,415

Deferred Financing Costs
      Deferred financing costs as of September 30, 2005 consist of direct costs incurred in obtaining debt financing (see Note 4). These costs are being amortized into interest expense on a straight-line basis, which approximates the effective interest method, over the terms of the obligations. For the quarter and nine months ended September 30, 2005, approximately $383,000 and $393,000, respectively, was amortized as a part of interest expense.

Other Assets
      Other assets includes the following:

	September 30,	December 31,
	2005	2004

Property acquisition escrow deposit	$500,000	$—
Prepaid insurance	150,601	46,688
Other	54,182	—

Total	$704,783	$46,688

Cash and Cash Equivalents
      The Company considers all short-term, highly liquid investments that are readily convertible to cash with an original maturity of three months or less at the time of purchase to be cash equivalents. At September 30, 2005 and December 31, 2004, the Company did not have any cash equivalents.

Escrowed Investor Proceeds
      Escrowed investor proceeds and the related liability at December 31, 2004 include gross proceeds relating to shares sold to investors in Pennsylvania, which were required to be held in escrow until the Company raised at least $73.0 million of gross proceeds in the Offering. The escrow was released on May 23, 2005 and the related offering proceeds were distributed to the Company.

Unaccepted Subscriptions for Common Shares
      Unaccepted subscriptions for common shares includes proceeds related to subscriptions which had not been accepted by the Company as of September 30, 2005 and December 31, 2004.

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005

Due to Affiliates
      Due to affiliates includes the following:

	September 30,	December 31,
	2005	2004

Organizational and Offering Costs	$22,087,275	$23,966,785
Reversal of Organizational and Offering Costs	(11,587,274)	—
Dealer Manager Fees and Selling Commissions	769,563	336,757
Other	2,439,724	1,174,317
Forgiveness of related party payable	(1,730,000)	—

Total	$11,979,288	$25,477,859

      As discussed in Note 6 below, the Advisor and its affiliates have advanced or paid on behalf of the Company certain expenses incurred in connection with the Company’s administration and ongoing operations. During the quarter ended September 30, 2005, the Advisor forgave amounts due from the Company totaling approximately $1.7 million related to amounts previously advanced to the Company to cover certain general and administrative expenses. This transaction is included in forgiveness of related party payable in the accompanying statements of operations for the quarter and nine months ended September 30, 2005.

Organizational and Offering Costs
      Certain organizational and offering costs of the Company have been paid by the Advisor on behalf of the Company. Pursuant to the Advisory Agreement, the Company is obligated to reimburse the Advisor in an amount equal to the lesser of actual organizational and offering costs incurred or 3.0% of the gross proceeds raised from the Offering. In no event will the Company have any obligation to reimburse the Advisor for organizational and offering costs totaling in excess of 3.0% of the gross proceeds from the Offering.
      As of September 30, 2005 and December 31, 2004, the Advisor had incurred on behalf of the Company organizational and offering costs of approximately $32.7 million and $24.0 million, respectively (of which approximately $18.5 million and $14.8 million as of September 30, 2005 and December 31, 2004, respectively, relates to the Advisor or its affiliates). These amounts include approximately $19.0 million and $14.8 million as of September 30, 2005 and December 31, 2004, respectively, of organizational and internal offering costs, and approximately $13.7 million and $9.2 million as of September 30, 2005 and December 31, 2004, respectively, of third-party offering costs. For the quarter ended March 31, 2005, organizational and internal offering costs of approximately $1.5 million were expensed and included in the accompanying consolidated statement of operations and third-party offering costs of approximately $1.1 million were offset against additional paid-in capital on the accompanying consolidated statement of shareholders’ equity (deficit). During the period from April 1, 2005 through September 30, 2005, organizational and offering costs totaling approximately $6.1 million incurred by the Advisor (including approximately $2.8 million of organizational and internal offering costs and approximately $3.3 million of third-party offering costs) have not been recorded in the accompanying consolidated financial statements because management expects that the Company will not be obligated to reimburse the Advisor for these costs. During the quarter and nine months ended September 30, 2005, the Company reimbursed the Advisor for $2.0 million and $4.5 million, respectively, of organizational and offering costs.

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005
      As set forth above, the Company’s obligation to reimburse the Advisor for organizational and offering costs is limited by the amount of gross offering proceeds raised from the sale of the Company’s common shares in the Offering. Amounts of organizational and offering costs recorded in the Company’s financial statements in prior periods were based on estimates of gross offering proceeds to be raised in the future through the end of the offering period. Such estimates were based on highly subjective factors including the number of retail broker-dealers signing selling agreements with the Company’s dealer manager, Hines Real Estate Securities, Inc. (“HRES” or the “Dealer Manager”), anticipated market share penetration in the retail broker-dealer network and the Dealer Manager’s best estimate of the baseline growth rate in sales. Based on actual gross offering proceeds raised to date and management’s current estimate of future sales of the Company’s common shares through the end of the Offering, management expects that the Company will not be obligated to reimburse the Advisor for approximately $11.6 million of organizational and offering costs which were recorded by the Company prior to March 31, 2005. Such accruals have been reversed in the Company’s unaudited consolidated financial statements as of September 30, 2005. These reversals are reflected as a reduction of due to affiliates of approximately $11.6 million in the accompanying consolidated balance sheet, a reversal of organizational and offering expenses of approximately $7.1 million in the accompanying consolidated statements of operations and a reduction of other offering costs, net of approximately $4.5 million in the accompanying consolidated statement of shareholders’ equity (deficit).

Other Start-up Costs
      Other start-up costs recorded in the accompanying consolidated statement of operations for the quarter and nine months ended September 30, 2004 include primarily legal and directors’ fees associated with the formation and initial activities of Hines REIT’s board of directors.

Per Share Data
      Income (loss) per common share is calculated by dividing the net income (loss) for each period by the weighted average number of common shares outstanding during such period.

Income Taxes
      For the year ended December 31, 2004, Hines REIT made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”), beginning with its taxable year ended December 31, 2004. In addition, as of September 30, 2005 and December 31, 2004 the Company owned an investment in the Core Fund, which has invested in properties through a structure that includes several entities that have elected to be taxed as REITs. Hines REIT’s management believes that the Company and the applicable entities in the Core Fund are organized and operate in such a manner as to qualify for treatment as REITs and intend to operate in the foreseeable future in such a manner so that they will remain qualified as REITs for federal income tax purposes. Accordingly, no provision has been made for federal income taxes for the nine months ended September 30, 2005 or the year ended December 31, 2004 in the accompanying consolidated financial statements.

Stock-based Compensation
      Under the terms of the Employee and Director Incentive Share Plan, the Company grants each independent member of its board of directors 1,000 restricted shares of common stock annually. The restricted shares granted each year fully vest upon completion of each director’s annual term. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation (as amended), the Company recognizes the expense related to

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005
these shares over the vesting period. During the nine months ended September 30, 2005 and the year ended December 31, 2004, the Company granted 3,000 and 3,000 restricted shares of common stock, respectively, to its independent board members. For the quarter and nine month periods ended September 30, 2005, respectively, the Company amortized approximately $8,000 and $32,000 of related compensation expense. Such amounts are included in general and administrative expenses in the accompanying consolidated statements of operations.
      In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123(R), “Share-Based Payment,” that addresses the accounting for share-based payment transactions in which an enterprise receives services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions using the intrinsic value method as prescribed by Accounting Principles Board, (“APB”), Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in the Company’s consolidated statement of income. The standard requires that the modified prospective method be used, which requires that the fair value of new awards granted from the beginning of the period of adoption (plus unvested awards at the date of adoption) be expensed over the vesting period. The statement requires companies to assess the most appropriate model to calculate the value of the options. The effective date of the standard will be January 1, 2006. Management believes this statement will not have a material impact on the Company’s consolidated financial statements.

3.	Real Estate Investments
      As of September 30, 2005, the Company owned direct and indirect interests in the following office properties:

		Ownership
		by the
Property	Location	Company(1)(2)

1900 and 2000 Alameda de las Pulgas	San Mateo, California	100.00%
Citymark	Dallas, Texas	100.00%
425 Lexington Avenue	New York City, New York	10.07%
499 Park Avenue	New York City, New York	10.07%
600 Lexington Avenue	New York City, New York	10.07%
1200 19th Street	Washington D.C.	10.07%
One Shell Plaza	Houston, Texas	11.37%
Two Shell Plaza	Houston, Texas	11.37%
The KPMG Building	San Francisco, California	22.74%
101 Second Street	San Francisco, California	22.74%
Three First National Plaza	Chicago, Illinois	18.19%
525 B Street	San Diego, California	22.74%

(1)	This percentage shows the effective ownership of the Operating Partnership in the properties listed. As of September 30, 2005, we owned a 92.58% interest in the Operating Partnership and were its sole general partner. Affiliates of Hines owned the remaining 7.42% interest in the Operating Partnership. We own interests in all of the properties other than the Dallas and San Mateo buildings as a result of our interest in the Core Fund, in which we owned a 24.80% non-managing general partner interest as

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005

of September 30, 2005. The Core Fund does not own 100% of these buildings; its ownership interest in its buildings ranges from 40.6% to 90.1%.

(2)	Real estate investments which are owned 100% by the Company are referred to as “direct investments.”

Direct real estate investments
      During the quarter ended September 30, 2005, the Company acquired the office property located at 3100 McKinnon Street in Dallas, Texas (“Citymark”). The aggregate purchase price of Citymark was approximately $27.8 million, including transaction costs. The property was acquired from a party that is unaffiliated with Hines. Citymark is an 11-story office building constructed in 1987. The building has an aggregate of 218,943 square feet of rentable area and was approximately 100% leased as of September 30, 2005.
      With the acquisition of Citymark, the Company owned a portfolio of two direct investments as of September 30, 2005. The Company held no direct investments as of December 31, 2004.
      Since September 30, 2005, the Company acquired a property located in Sacramento, California and had entered in to an agreement giving it the right, but not the obligation, to acquire a group of properties located in Miami, Florida.
      As of September 30, 2005, accumulated depreciation and amortization related to direct investments in real estate assets and related lease intangibles was as follows:

			Acquired	Acquired
	Buildings and	In-Place	Above- Market	Below-Market
	Improvements	Leases	Leases	Leases

Cost	$26,451,138	$20,003,367	$16,525,414	$1,124,533
Less: Accumulated depreciation and amortization	(157,477)	(1,176,345)	(522,199)	(89,136)

Net	$26,293,661	$18,827,022	$16,003,215	$1,035,397

      In connection with its direct investments, the Company has entered into non-cancelable lease agreements, subject to various escalation clauses, with tenants for office space. As of September 30, 2005, the approximate fixed future minimum rentals for the period from October 1 through December 31, 2005 and each of the years ending December 31, 2006 through 2009 and thereafter are as follows:

Fixed Future
Minimum Rentals

October 1 through December 31, 2005	$2,872,984
2006	9,285,140
2007	9,289,574
2008	9,155,377
2009	8,709,020
Thereafter	40,199,532

Total	$79,511,627

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005
      Of the total rental revenue of the Company for the nine months ended September 30, 2005, approximately:

•	57% was earned from a tenant in the insurance industry, whose leases representing 36% of their space expire in December 2005 and whose remaining space expires in May 2018; and

•	25% was earned from a tenant in the construction industry, whose leases representing 43% of their space expire in November 2009 and whose remaining space expires in November 2010.

Investment in Hines-Sumisei U.S. Core Office Fund, L.P.
      Hines-Sumisei U.S. Core Office Fund, L.P. (the “Core Fund”) is a partnership organized in August 2003 by Hines to invest in existing office properties in the United States that Hines believes are desirable long-term holdings.
      As of December 31, 2004, the Company’s equity method investment in the Core Fund reflected in the accompanying unaudited consolidated balance sheet represented approximately $28.4 million the Company had invested in the Core Fund through that date as adjusted by the equity in earnings and distributions earned from the Core Fund related to that net investment for the period from November 23, 2004 to December 31, 2004.
      During the nine months ended September 30, 2005, the Company acquired additional interests in the Core Fund totaling approximately $81.5 million from affiliates of Hines. The Company owned a 24.80% non-managing general partner interest in the Core Fund as of September 30, 2005. For further information, see Note 6.
      On August 10, 2005, an indirect subsidiary of the Core Fund acquired 525 B Street, an office property located in San Diego, California. The aggregate purchase price of 525 B Street was approximately $116.0 million, excluding transaction costs. The building contains 423,546 square feet of rentable area and is approximately 98% leased.

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005
      The Core Fund owns interests in real estate assets through certain limited liability companies and limited partnerships which have mortgage financing in place. None of this debt is recourse to the Core Fund or the Company. Consolidated condensed financial information of the Core Fund is summarized below:
Consolidated Condensed Balance Sheet of the Core Fund
as of September 30, 2005
(unaudited)

ASSETS
Cash	$41,701,161
Property, net	1,399,905,483
Other assets	255,517,883

Total Assets	$1,697,124,527

LIABILITIES AND PARTNERS’ CAPITAL
Debt	$953,770,000
Other liabilities	88,104,630
Minority interest	265,300,512
Partners’ capital	389,949,385

Total Liabilities and Partners’ Capital	$1,697,124,527

Consolidated Condensed Statement of Operations of the Core Fund
For the Nine Months Ended September 30, 2005
(Unaudited)

Revenues and interest income	$146,858,043
Operating expenses	(65,681,613)
Interest expense	(34,474,048)
Depreciation and amortization	(41,008,526)
Minority interest	(5,852,436)

Net Loss	$(158,580)

      Of the total rental revenue of the Core Fund for the nine months ended September 30, 2005, approximately:

•	15% was earned from two affiliated tenants in the oil and gas industry, whose leases expire on December 31, 2015; and

•	39% was earned from several tenants in the legal services industry, whose leases expire at various times during the years 2007 through 2027.

4.	Debt Financing
      On June 28, 2005, the Company entered into a term loan agreement with KeyBank National Association in the principal amount of $60.0 million (the “Term Loan”), which was used to pay the

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005
purchase price of 1900 and 2000 Alameda de las Pulgas. The Term Loan was amended in August 2005 to increase the principal amount to $75.0 million in connection with the acquisition of Citymark.
      On September 9, 2005, the Company entered into a credit agreement with KeyBank, as administrative agent for itself and the other lenders named in the credit agreement (collectively, the “Lenders”), to establish a revolving credit facility (the “Credit Facility”) with maximum aggregate borrowing capacity of $140.0 million. The Company established the Credit Facility for the purposes of repaying in full amounts owed under its existing Term Loan, providing a source of funds for future real estate investments and funding its general working capital needs. The credit agreement has a maturity date of September 8, 2008, which is subject to extension at the Company’s election for two successive periods of one year each, subject to specified conditions. The credit agreement provides that the Company may increase the amount of the Credit Facility to $250.0 million upon written notice within 18 months of the date of the agreement, subject to KeyBank’s ability to syndicate the incremental amount to the Lenders or other lenders. The credit agreement allows for borrowing at a variable rate or a LIBOR-based rate plus a spread ranging from 150 to 250 basis points based on a prescribed leverage ratio calculated for the Company, which ratio under the credit agreement takes into account the Company’s effective ownership interest in the debt and certain allowable assets of entities in which the Company directly and indirectly invests. The weighted-average rate on outstanding loans under the Credit Facility was 5.78% as of September 30, 2005. The credit agreement provides that it shall be an event of default under the agreement if the Advisor ceases to be controlled by Hines or if Hines ceases to be majority-owned and controlled, directly or indirectly, by Jeffrey C. Hines, Chairman of the Board of Hines REIT, or certain members of his family. The credit agreement also contains customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens and the maintenance of specified financial ratios.
      Outstanding loans under the Credit Facility are secured by a pledge of the Company’s direct equity interests in any entity it invests in that directly or indirectly holds real property assets, including its interest in the Core Fund, subject to certain limitations and exceptions. The Company, Hines and the Advisor have entered into a subordination agreement which provides that the respective rights of Hines and the Advisor to be reimbursed by the Company for organizational and offering and other expenses are subordinate to the Company’s obligations under the credit agreement.
      Through September 30, 2005, the Company had made borrowings totaling $56.3 million under the Credit Facility and made principal payments totaling $9.0 million on amounts outstanding. The outstanding principal amount due under this obligation was $47.3 million as of September 30, 2005. From October 1, 2005 through November 14, 2005 the Company has made borrowings totaling $66.0 million under the Credit Facility and made principal payments totaling $24.0 million, and the remaining principal amount due under this obligation was $89.3 million as of November 14, 2005.

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005

5.	Dividends
      The Company’s board of directors has declared dividends for 2005 for the periods listed below, payable to shareholders of record at the close of business each day during the applicable period.

	Annualized
	Rate
Period	Declared(1)	Date Paid

January, February and March 2005	6.0%	April 2005
April, May and June 2005	6.0%	July 2005
July, August and September 2005	6.0%	October 2005
October and November 2005	6.0%	January 2006	(2)

(1)	Dividends were declared in the amount of $0.00164384 per share per day, representing an annualized rate of 6.0% based on a price of $10.00 per share.

(2)	Anticipated payment date.

6.	Related Party Transactions

Advisory Agreement
      Pursuant to the Advisory Agreement, the Company is required to pay the following fees and expense reimbursements:
      Acquisition Fees — The Company pays an acquisition fee to the Advisor for services related to the due diligence, selection and acquisition of direct or indirect real estate investments. The acquisition fee is payable following the closing of each acquisition in an amount equal to 0.50% of (i) the purchase price of real estate investments acquired directly by the Company, including any debt attributable to such investments, or (ii) when the Company makes an investment indirectly through another entity, such investment’s pro rata share of the gross asset value of the real estate investments held by that entity. The Advisor earned cash acquisition fees totaling approximately $338,000 and $1.2 million for the quarter and nine months ended September 30, 2005, respectively, which have been recorded as an expense in the accompanying consolidated statements of operations. See discussion of the Participation Interest below.
      Asset Management Fees — The Company pays asset management fees to the Advisor for services related to managing, operating, directing and supervising the operations and administration of the Company and its assets. The asset management fee is earned by the Advisor monthly in an amount equal to 0.0625% multiplied by the net equity capital the Company has invested in real estate investments as of the end of the applicable month. The Advisor earned cash asset management fees totaling approximately $255,000 and $490,000 during the quarter and nine months ended September 30, 2005, respectively, which have been recorded as an expense in the accompanying consolidated statement of operations. See discussion of the Participation Interest below.
      Expense Reimbursements — In addition to reimbursement of organizational and offering costs (see Note 2), the Company reimburses the Advisor and its affiliates for certain other expenses incurred in connection with the Company’s administration and ongoing operations. As of September 30, 2005 and December 31, 2004 the Advisor had advanced to or paid on behalf of the Company approximately $2.3 million and $977,000, respectively, to fund certain costs incurred by the Company. During the quarter ended September 30, 2005, the Advisor forgave amounts due from the Company totaling approximately $1.7 million related to amounts previously advanced to the Company to cover certain general and administrative expenses. This transaction is included in forgiveness of related party payable in the

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005
accompanying statements of operations for the quarter and nine months ended September 30, 2005. The remaining balance due to the Advisor of approximately $612,000, net of repayments of approximately $375,000 for the quarter and nine months ended September 30, 2005, is included in due to affiliates in the accompanying unaudited consolidated balance sheet. Management expects that these amounts will be repaid out of future operating cash flow.
      Reimbursement to the Company — The Advisor must reimburse the Company quarterly for any amounts by which operating expenses exceed, in any four consecutive fiscal quarters, the greater of (i) 2.0% of the Company’s average invested assets, which consists of the average book value of its real estate properties, both equity interests in and loans secured by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, or (ii) 25.0% of its net income (as defined by the Company’s Amended and Restated Articles of Incorporation), excluding the gain on sale of any of the Company’s assets, unless Hines REIT’s independent directors determine that such excess was justified. Operating expenses generally include all expenses paid or incurred by the Company as determined by generally accepted accounting principles, except certain expenses identified in Hines REIT’s Amended and Restated Articles of Incorporation.

Dealer Manager Agreement
      The Company has retained HRES, an affiliate of the Advisor, to serve as the dealer manager for the Offering. Pursuant to the dealer manager agreement the Company has entered into with HRES, the Company pays HRES selling commissions in an amount of up to 6.0% of the gross proceeds of the common shares sold pursuant to the Offering (up to 4.0% for common shares issued pursuant to the dividend reinvestment plan), all of which is reallowed to participating broker-dealers, plus a dealer manager fee in the amount of 2.2% of the gross proceeds of the common shares sold pursuant to the Offering, a portion of which may be reallowed to selected participating broker-dealers. No dealer manger fee is paid with respect to the common shares sold pursuant to Hines REIT’s dividend reinvestment plan. Additionally, the Company or the Advisor may reimburse HRES for certain employee compensation and other expenses relating to the Offering, including but not limited to reimbursement of up to 0.5% of gross proceeds for bona fide due diligence expenses incurred by HRES. Selling commissions of approximately $2.9 million and dealer manager fees of approximately $1.4 million were earned by HRES for the quarter ended September 30, 2005, which have been offset against additional paid-in capital in the accompanying consolidated statement of shareholders’ equity (deficit). Selling commissions of approximately $7.1 million and dealer manager fees of approximately $3.1 million were earned by HRES for the nine months ended September 30, 2005, which have been offset against additional paid-in capital in the accompanying consolidated statement of shareholders’ equity (deficit).

Property Management and Leasing Agreements
      The Company has entered into property management and leasing agreements with Hines to manage the leasing and operations of properties in which it directly invests. As compensation for its services, Hines receives the following:

•	A property management fee equal to the lesser of 2.5% of the annual gross revenues received from the properties or the amount of property management fees recoverable from tenants of the property under the leases. Hines earned property management fees of approximately $57,000 and $59,000 for the quarter and nine months ended September 30, 2005, respectively. These amounts, net of payments, resulted in a liability of approximately $11,000 as of September 30, 2005, which has been included in the accompanying consolidated balance sheets.

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005

•	A leasing fee of 1.5% of gross revenues payable over the term of each executed lease including any lease renewal, extension, expansion or similar event and certain construction management and re-development construction management fees, in the event Hines renders such services. Hines earned no leasing, construction management or redevelopment fees during the quarter and nine months ended September 30, 2005.

•	The Company generally will be required to reimburse Hines for certain operating costs incurred in providing property management and leasing services pursuant to the property management and leasing agreements. Included in this reimbursement of operating costs are the cost of personnel and overhead expenses related to such personnel who are located at the property as well as off-site personnel located in Hines’ headquarters and regional offices, to the extent the same relate to or support the performance of Hines’s duties under the agreement. However, the reimbursable cost of these off-site personnel and overhead expenses will be limited to the lesser of the amount that is recovered from the tenants under their leases and/or a limit calculated based on the rentable square feet covered by the agreement. The Company incurred reimbursable expenses of approximately $171,000 and $173,000 for the quarter and nine months ended September 30, 2005, respectively. These amounts, net of payments, resulted in a liability of approximately $58,000 as of September 30, 2005, which has been included in the accompanying consolidated balance sheets.

The Participation Interest
      Pursuant to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, HALP owns a profits interest in the Operating Partnership (the “Participation Interest”). The percentage interest in the Operating Partnership attributable to the Participation Interest was 1.27% and 1.38% as of September 30, 2005 and December 31, 2004, respectively. The Participation Interest entitles HALP to receive distributions from the Operating Partnership based upon its percentage interest in the Operating Partnership at the time of distribution.
      As the percentage interest of the participation interest is adjusted, the value attributable to such adjustment related to acquisition fees and asset management fees is charged against earnings and recorded as a liability until such time as the Participation Interest is repurchased for cash or converted into common shares of Hines REIT. This liability totaled approximately $2.1 million and $409,000 as of September 30, 2005 and December 31, 2004, respectively, and is included in participation interest liability in the accompanying consolidated balance sheets. The related expense for asset management and acquisition fees of approximately $593,000 and $1.7 million for the quarter and nine months ended September 30, 2005, respectively, is included in asset management and acquisition fees in the accompanying consolidated statements of operations.

Acquisition of Interests in the Core Fund
      During the quarter and nine months ended September 30, 2005, the Company acquired interests in the Core Fund from affiliates of Hines totaling approximately $18.3 million and $81.5 million, respectively. The Company acquired these interests at the same price at which the affiliates originally acquired the interests (in the form of limited partnership interests). See further discussion of the Company’s investment in the Core Fund in Note 3.

HINES REAL ESTATE INVESTMENT TRUST, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
For the Nine Months Ended September 30, 2005

7.	Subsequent Events

Potential Acquisition of Airport Corporate Center
      On October 12, 2005, the Company entered into a contract with an unaffiliated third party to acquire Airport Corporate Center, a group of properties located in the Miami Airport submarket of Miami, Florida. The property consists of 11 buildings and a 5.46-acre land tract. The buildings contain an aggregate of approximately 1,018,447 square feet of rentable area and are approximately 92% leased. A subsidiary of Norwegian Cruise Lines leases 179,853 square feet, or approximately 18% of the properties’ rentable area. This lease expires in January 2009. No other tenant leases more than 10% of the rentable area.
      The aggregate purchase price for Airport Corporate Center is expected to be approximately $156.8 million, exclusive of transaction costs, financing fees and working capital reserves. The Company anticipates that the acquisition will be funded with net proceeds from its public offering, borrowings under the Credit Facility and the assumption of an existing mortgage loan. In connection with the acquisition of Airport Corporate Center, the Company expects to pay the Advisor approximately $784,000 in cash acquisition fees. Likewise, the Participation Interest in the Operating Partnership will increase as a result of the acquisition as described in the Prospectus.
      The Company anticipates that the acquisition of Airport Corporate Center will be consummated in late December, 2005. However, the closing of such acquisition is subject to a number of conditions and there can be no guarantee that the acquisition of Airport Corporate Center will be consummated. If the Company elects not to close on Airport Corporate Center, it will forfeit the $5.0 million earnest money deposit made.

Acquisition of 1515 S Street
      On November 2, 2005, the Company acquired an office property located at 1515 S Street in Sacramento, California (“1515 S Street”) from a seller unaffiliated with the Company and its affiliates. 1515 S Street consists of two five-story buildings and an eight-story parking garage constructed in 1987. The buildings have an aggregate of 349,000 square feet of rentable area and are 100% leased. The State of California leases an aggregate of 340,169 square feet, or 97% of the building’s rentable area.
      The aggregate purchase price for 1515 S Street was approximately $66.6 million, exclusive of transaction costs, financing fees and working capital reserves. The Company funded the acquisition with net proceeds from the Offering and borrowings of approximately $66.0 million under the Credit Facility.

Capital Commitment to the Core Fund
      On November 11, 2005, the Company’s board of directors approved an additional $100 million capital commitment to the Core Fund. Pursuant to this commitment, management expects the Company will make a capital contribution to the Core Fund of approximately $18.3 million on December 1, 2005. Thereafter, the Company will participate in capital calls issued by the Core Fund with other Core Fund partners until its capital commitment is fully funded. The Company expects to use proceeds received from its public offering and/or funds available under the Credit Facility to make capital contributions related to this capital commitment.

INDEPENDENT AUDITORS’ REPORT
To the Partners of
Hines REIT 3100 McKinnon Street LP
      We have audited the accompanying statement of revenues and certain operating expenses (the “Historical Summary”) of the property located at 3100 McKinnon Street in Dallas, Texas (the “Property”), for the year ended March 31, 2005. This Historical Summary is the responsibility of the Property’s management. Our responsibility is to express an opinion on the Historical Summary based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form 8-K/ A of Hines Real Estate Investment Trust, Inc.) as described in Note 2 to the Historical Summary and is not intended to be a complete presentation of the Property’s revenues and expenses.
      In our opinion, such Historical Summary presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 to the Historical Summary of the property located at 3100 McKinnon Street in Dallas, Texas, for the year ended March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
November 4, 2005

3100 MCKINNON STREET, DALLAS, TEXAS
STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
For the Three Months Ended June 30, 2005 (Unaudited) and
For the Year Ended March 31, 2005

	Three Months
	Ended	Year Ended
	June 30,	March 31,
	2005	2005

	(Unaudited)
Revenue:
Rental income	$1,136,825	$4,467,827
Escalation income	144,333	583,535
Other income	2,181	12,612

Total revenues	1,283,339	5,063,974
Expenses:
Real estate taxes	173,754	724,571
Utilities	193,441	587,945
Repairs, maintenance and supplies	114,025	335,311
Security	51,642	197,639
Cleaning services	49,725	185,727
Building management services	24,498	82,926
Insurance	3,587	14,453

Total expenses	610,672	2,128,572

Revenues in excess of expenses	$672,667	$2,935,402

See accompanying notes to statements of revenues and certain operating expenses.

3100 MCKINNON STREET, DALLAS, TEXAS
NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
For the Three Months Ended June 30, 2005 (Unaudited) and
For the Year Ended March 31, 2005

(1)	Organization
      3100 McKinnon Street, Dallas, Texas (the “Property”) is an 11-story, 217,746 (unaudited) square foot building, constructed in 1987. Hines Real Estate Investment Trust, Inc. (“Hines REIT”) acquired, through Hines REIT Properties, L.P., its majority-owned subsidiary (the “Operating Partnership,” and together, the “Company”) the Property. The acquisition was completed on August 24, 2005 by Hines REIT 3100 McKinnon Street, L.P. (“Hines REIT 3100”), a wholly-owned subsidiary of the Operating Partnership.

(2)	Basis of Presentation
      The statements of revenues and certain operating expenses (the “Historical Summaries”) have been prepared for the purpose of complying with the provisions of Article 3.14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. These Historical Summaries include the historical revenues and certain operating expenses of the Property, exclusive of items which may not be comparable to the proposed future operations of the Property.
      The statement of revenues and certain operating expenses and notes thereto for the three months ended June 30, 2005 included in this report are unaudited. In the opinion of the Company’s management, all adjustments necessary for a fair presentation of such statement of revenues and certain operating expenses have been included. Such adjustments consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.

(3)	Principles of Reporting and Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires the Property’s management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(4)	Significant Accounting Policies

(a)	Revenue Recognition
      The Property’s operations consist of rental income earned from tenants under leasing arrangements which generally provide for minimum rents, escalations, and charges to tenants for their pro rata share of real estate taxes and operating expenses. All leases have been accounted for as operating leases. Rental income is recognized by amortizing the aggregate lease payments on the straight-line basis over the entire terms of the leases, which amounted to a decrease in rental income of approximately $5,080 (unaudited) for the three months ended June 30, 2005, and an increase in rental income of approximately $10,060 for the year ended March 31, 2005.
      Approximately 100% (unaudited) of the Property’s net rentable space is committed under operating leases as of June 30, 2005 and March 31, 2005. The tenants’ leases expire in various years through 2010. Of the total net rentable area leased, 166,022 (unaudited) square feet or 76% (unaudited) was leased to three subsidiaries of one tenant in the home building, financial services, home services and commercial contracting industries. This tenant was also the owner of the building as of March 31, 2005. Of the rentable area leased to these subsidiaries, 75,932 (unaudited) square feet expires in November 2009, and the balance expires in November 2010.

3100 MCKINNON STREET, DALLAS, TEXAS
NOTES TO STATEMENTS OF REVENUES AND CERTAIN
OPERATING EXPENSES — (Continued)

(b)	Bad Debt Expense
      Bad debts are recorded under the specific identification method whereby uncollectible receivables are directly written off when identified.

(c)	Repairs and Maintenance
      Expenditures for repairs and maintenance are expensed as incurred.

(5)	Leases
      The aggregate annual minimum future rental income on noncancelable operating leases in effect as of March 31, 2005 is as follows:

Amount

Year ended March 31:
2006	$4,572,760
2007	4,462,926
2008	4,480,381
2009	4,474,688
2010	2,917,173
Thereafter	48,424

Total future minimum rentals	$20,956,352

      Total minimum future rental income represents the base rent, including base year operating expenses, that tenants are required to pay under the terms of their leases exclusive of charges for contingent rents, electric service, real estate taxes, and operating cost escalations.
* * * * *

INDEPENDENT AUDITORS’ REPORT
To the Partners of
Hines REIT 1515 S Street, LP
      We have audited the accompanying statement of revenues and certain operating expenses (the “Historical Summary”) of the office properties located at 1515 S Street, Sacramento, CA (the “Properties”) for the year ended December 31, 2004. This Historical Summary is the responsibility of the Properties’ management. Our responsibility is to express an opinion on the Historical Summary based on our audit.
      We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.
      The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in Form 8-K/ A of Hines Real Estate Investment Trust, Inc.) as described in Note 2 to the Historical Summary and is not intended to be a complete presentation of the Properties’ revenues and expenses.
      In our opinion, such Historical Summary presents fairly, in all material respects, the revenues and certain operating expenses described in Note 2 to the Historical Summary of the properties located at 1515 S Street, Sacramento, CA, for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America.
/s/ DELOITTE & TOUCHE, LLP
Houston, Texas
November 18, 2005

1515 S STREET, SACRAMENTO, CALIFORNIA
STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
For the Nine Months Ended September 30, 2005 (Unaudited) and
For the Year Ended December 31, 2004

	Nine Months
	Ended	Year Ended
	September 30,	December 31,
	2005	2004

	(Unaudited)
Revenue:
Rental income	$4,565,241	$6,718,734
Parking income	560,273	749,883
Escalation income	64,070	95,593

Total revenues	5,189,584	7,564,210
Expenses:
Salaries	117,517	180,308
Utilities	508,420	570,357
Cleaning services	201,278	288,254
Repairs, maintenance and supplies	106,795	205,485
Security	38,738	53,028
Building management services	—	1,667
Insurance	42,701	60,938
Real estate taxes	317,541	426,586
General and administrative	—	3,023

Total expenses	1,332,990	1,789,646

Revenues in excess of expenses	$3,856,594	$5,774,564

See accompanying notes to statements of revenues and certain operating expenses.

1515 S STREET, SACRAMENTO, CALIFORNIA
NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
For the Nine Months Ended September 30, 2005 (Unaudited) and
For the Year Ended December 31, 2004
(1) Organization
      1515 S Street, Sacramento, California (the “Properties”) is an office complex comprised of two five-story office buildings and an eight-story parking garage constructed in 1987 containing an aggregate of approximately 349,000 square feet of rentable area. Hines Real Estate Investment Trust, Inc. (“Hines REIT”) acquired, through Hines REIT Properties, L.P., its majority-owned subsidiary (the “Operating Partnership,” and together, the “Company”) the Properties. The acquisition was completed on November 2, 2005 by Hines REIT 1515 S Street LP (“Hines REIT 1515”), a wholly-owned subsidiary of the Operating Partnership.
(2) Basis of Presentation
      The statements of revenues and certain operating expenses (the “Historical Summaries”) have been prepared for the purpose of complying with the provisions of Article 3.14 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”), which requires certain information with respect to real estate operations to be included with certain filings with the SEC. These Historical Summaries include the historical revenues and certain operating expenses of the Properties, exclusive of items which may not be comparable to the proposed future operations of the Properties.
      The statement of revenues and certain operating expenses and notes thereto for the nine months ended September 30, 2005 included in this report are unaudited. In the opinion of the Company’s management, all adjustments necessary for a fair presentation of such statement of revenues and certain operating expenses have been included. Such adjustments consisted of normal recurring items. Interim results are not necessarily indicative of results for a full year.
(3) Principles of Reporting and Use of Estimates
      The preparation of financial statements in conformity with generally accepted accounting principles requires the Properties’ management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
(4) Significant Accounting Policies

(a) Revenue Recognition
      The Properties’ operations consist of rental income earned from tenants under leasing arrangements which generally provide for minimum rents, escalations, and charges to tenants for their pro rata share of real estate taxes and operating expenses. All leases have been accounted for as operating leases. Rental income is recognized by amortizing the aggregate lease payments on the straight-line basis over the entire terms of the leases, which amounted to an increase in rental income of approximately $42,000 (unaudited) for the nine months ended September 30, 2005, and an increase in rental income of approximately $984,000 for the year ended December 31, 2004.
      Rental payments under certain leases are based on a minimum rental amount plus a percentage of the lessee’s sales in excess of stipulated amounts. Since inception, no income has been received from such contingent rent agreements.
      All of the Properties’ net rentable space is committed under operating leases at September 30, 2005 and December 31, 2004. The tenants’ leases expire in various years through 2013. Of the total net rentable area leased, approximately 340,170 square feet (unaudited), or 97% (unaudited), is leased to the State of California under two leases which expire in 2012 and 2013.

1515 S STREET, SACRAMENTO, CALIFORNIA
NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES — (Continued)
For the Nine Months Ended September 30, 2005 (Unaudited) and
For the Year Ended December 31, 2004

(b) Bad Debt Expense
      Bad debts are recorded under the specific identification method whereby uncollectible receivables are directly written off when identified.

(c) Repairs and Maintenance
      Expenditures for repairs and maintenance are expensed as incurred.
(5) Leases
      The aggregate annual minimum future rental income on noncancelable operating leases in effect as of December 31, 2004 is as follows:

Amount

Year ended December 31:
2005	$6,046,832
2006	6,305,520
2007	6,260,194
2008	6,247,547
2009	2,045,144
Thereafter	—

Total future minimum rentals	$26,905,237

      Total minimum future rental income represents the base rent, including base year operating expenses, that tenants are required to pay under the terms of their leases exclusive of charges for contingent rents, electric service, real estate taxes, and operating cost escalations.
* * * * *

HINES REAL ESTATE INVESTMENT TRUST, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

	Year Ended
	December 31,	Adjustment for
	2004	Acquisitions		Pro Forma

Revenues	$—	15,782,177	(a)	15,782,177

Expenses:
Organizational and offering expenses	14,771,095	—		14,771,095
Asset management and acquisition fees	818,320	—		818,320
Other start-up costs	409,668	—		409,668
General and administrative expenses	617,570	—		617,570
Depreciation and amortization	—	7,284,626	(a)	7,284,626
Property operating expenses	—	6,794,658	(a)	6,794,658

Total Expenses	16,616,653	14,079,284	(a)	30,695,937

Loss before equity in losses, interest income and loss allocated to minority interests	(16,616,653)	1,702,893		(14,913,760)

Equity in income (losses) of Hines-Sumisei U.S. Core Office Fund, L.P.	68,461	(53,109	)(b)	15,352
Interest income	163	—		163
Interest expense	—	(6,020,924	)(a)	(6,020,924)
Loss allocated to minority interests	6,540,140	1,816,561	(c)	8,356,701

Net loss	$(10,007,889)	(2,554,579)		(12,562,468)

Loss per common share	$(60.40)	(15.42)		(75.82)

Weighted average number common shares outstanding	165,690	165,690		165,690

See notes to unaudited pro forma consolidated statement of operations and unaudited notes to pro forma consolidated statement of operations.
Notes to Unaudited Pro Forma Consolidated Statement of Operations
for the Year Ended December 31, 2004

(a)	To record the pro forma effect of the Company’s acquisitions of 1900 and 2000 Alameda de las Pulgas, 3100 McKinnon Street (“Citymark”) and 1515 S Street assuming that the acquisitions had occurred on January 1, 2004.

(b)	To record the pro forma effect on the Company’s equity in earnings assuming that the Core Fund’s acquisition of Three First National Plaza and Golden Eagle Plaza had occurred on January 1, 2004.

(c)	To record the pro forma effect on the Company’s loss allocated to minority interests assuming that the Core Fund’s acquisitions of Three First National Plaza and Golden Eagle Plaza and the Company’s acquisitions of 1900 and 2000 Alameda de las Pulgas, Citymark and 1515 S Street had occurred on January 1, 2004.

HINES REAL ESTATE INVESTMENT TRUST, INC.
UNAUDITED NOTES TO PRO FORMA CONSOLIDATED
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004

(1)	Investment Properties
      On June 28, 2005, Hines Real Estate Investment Trust, Inc., a Maryland corporation (“Hines REIT” and, together with its consolidated subsidiaries, the “Company”), acquired 1900 and 2000 Alameda de las Pulgas in San Mateo, California for approximately $59.8 million, including transaction costs. This transaction was financed with proceeds from a term loan. The property, which is located in the San Francisco Bay area office market, consists of a four-story building constructed in 1971 which was substantially renovated in 1996 and a two-story building completed in 1983. The buildings have an aggregate of 253,377 square feet of rentable area.
      On August 24, 2005, the Company acquired Citymark, which is located in Dallas, Texas. The aggregate purchase price of Citymark was approximately $27.8 million, including transaction costs. This transaction was financed with proceeds from a term loan. Citymark is an 11-story office building constructed in 1987. The building has an aggregate of 218,943 square feet of rentable area.
      On November 2, 2005, the Company acquired an office complex located at 1515 S Street in Sacramento, California (“1515 S Street”). The aggregate purchase price for 1515 S Street was approximately $66.6 million, exclusive of transaction costs, financing fees and working capital reserves. The Company funded the acquisition with net proceeds of its public offering and borrowings of approximately $66.0 million under the Company’s revolving credit facility. 1515 S Street consists of two five-story buildings and an eight-story parking garage constructed in 1987. The buildings have an aggregate of 349,000 square feet of rentable area.
      The unaudited pro forma consolidated statement of operations of the Company assumes that all three acquisitions occurred on January 1, 2004.

(2)	Core Fund
      The Core Fund is an investment vehicle organized in August 2003 by Hines to invest in existing office properties in the United States. The third-party investors in the Core Fund other than Hines REIT are, and Hines expects that future third-party investors in the Core Fund will be, primarily U.S. and foreign institutional investors or high net worth individuals. The Core Fund was formed as a Delaware limited partnership and was organized in connection with the acquisition of three office properties from Sumitomo Life Realty (N.Y.), Inc. (“Sumitomo Life”).
      In August 2003, the Core Fund, Sumitomo Life, three independent pension plans and funds (the “Institutional Co-Investors”) and an affiliate of Hines organized Hines-Sumisei NY Core Office Trust (“NY Trust I”), a Maryland real estate investment trust, to acquire three properties from Sumitomo Life and an entity affiliated with Sumitomo Life. Two of these three properties are located in New York City and the remaining property is located in Washington D.C. In August 2003, NY Trust I acquired these properties for an aggregate purchase price of approximately $581.1 million. The cash portion of the purchase price, transaction costs and working capital was funded by a combination of capital contributions from Institutional Co-Investors and Hines affiliates, bridge financing and long-term mortgage debt.
      In January 2004, the Core Fund, Sumitomo Life, certain Institutional Co-Investors and an affiliate of Hines organized Hines-Sumisei NY Core Office Trust II (“NY Trust II”), a Maryland real estate investment trust, to acquire 600 Lexington Avenue, a fourth office property owned by Sumitomo Life located in New York City. In February 2004, NY Trust II acquired 600 Lexington Avenue for a purchase price of approximately $91.6 million, of which $25.0 million was paid to Sumitomo Life and subsequently reinvested back into the Core Fund by Sumitomo Life in exchange for partnership units in the Core Fund. The cash portion of the purchase price, transaction costs and working capital was funded by a combination of capital contributions from Hines affiliates and long-term mortgage debt.

HINES REAL ESTATE INVESTMENT TRUST, INC.
UNAUDITED NOTES TO PRO FORMA CONSOLIDATED
STATEMENT OF OPERATIONS — (Continued)
For the Year Ended December 31, 2004
      The Core Fund holds approximately 40.60% of the outstanding share capital in each NY Trust, Institutional Co-Investors own approximately 57.89% of the outstanding share capital of each NY Trust, and Hines-related entities own the remaining outstanding share capital of each NY Trust, or approximately 1.51%.
      In May 2004, the Core Fund acquired an interest in One Shell Plaza and Two Shell Plaza (collectively, the “Shell Buildings”). Institutional Co-Investors, affiliates of Hines including Hines US Core Office Capital Associates IV Limited Partnership and Hines US Core Office Capital Associates LP and third-party investors currently hold, indirectly, the remaining interests in these buildings, respectively. One half of the interests in the Shell Buildings were acquired from 910 Associates Limited Partnership, 910 Louisiana Limited Partnership and Block 145 Limited, all affiliates of Hines, and through which Hines effectively owned 32.70% of the Shell Buildings. The aggregate purchase price for the Shell Buildings was approximately $351.8 million. The Core Fund holds approximately a 45.85% indirect interest in each of the Shell Buildings. Institutional Co-Investors, affiliates of Hines and third-party investors hold, indirectly, the remaining approximate 49.50%, 0.80% and 3.85% interests in these buildings, respectively.
      In September 2004, the Core Fund acquired interests in two office buildings located at 55 Second Street and 101 Second Street, in the central business district of San Francisco, California (collectively, the “San Francisco Properties”). Two indirect subsidiaries of the Core Fund were formed as investment entities for the purpose of acquiring and holding these properties. The sellers were unaffiliated with the Company, the Core Fund, Hines or their affiliates. The aggregate purchase price for the San Francisco Properties, including transaction and working capital costs and prepayment and interest rate buy-down fees, was approximately $305.0 million. The Core Fund holds approximately a 91.70% indirect interest in each of the San Francisco Properties. Affiliates of Hines and third-party investors hold, indirectly, the remaining approximate 0.60% and 7.70% interests in these buildings, respectively.
      In March 2005, the Core Fund acquired an indirect interest in its ninth office building. Three First National Plaza, completed in 1981, is located at 70 West Madison Street in the Central Loop of Chicago. The aggregate purchase price for the property was approximately $245.3 million, including transaction costs, financing fees and working capital reserves. In connection with the acquisition, mortgage financing was secured in the aggregate principal amount of approximately $141.0 million. The Core Fund currently holds approximately a 73.36% interest in Three First National Plaza. Institutional Co-Investors, affiliates of Hines and third-party investors hold, indirectly, the remaining 19.80%, 0.68% and 6.16%, respectively. The unaudited pro forma consolidated condensed statement of operations of the Core Fund summarized below assumes that this acquisition occurred on January 1, 2004.
      On August 10, 2005, the Core Fund purchased Golden Eagle Plaza, an office property located at 525 B Street in the central business district of San Diego, California. Golden Eagle Plaza was built in 1969 and renovated in 1998. It consists of a 22-story office tower and an attached parking structure. The aggregate purchase price of Golden Eagle Plaza was approximately $116.4 million, including transaction costs. In connection with the acquisition, mortgage financing was secured in the amount of $52.0 million and a bridge loan was secured in the amount of $68.0 million. The Core Fund currently holds approximately a 91.70% interest in Golden Eagle Plaza. Affiliates of Hines and third-party investors hold, indirectly, the remaining 0.60% and 7.70%, respectively. The unaudited pro forma consolidated condensed statement of operations of the Core Fund summarized below assumes that this acquisition occurred on January 1, 2004.
      The unaudited pro forma consolidated statement of operations has been prepared assuming the Company’s investment in the Core Fund is accounted for utilizing the equity method as the Company has the ability to exercise significant influence over, but does not exercise financial and operating control over, the Core Fund.

HINES REAL ESTATE INVESTMENT TRUST
UNAUDITED PRO FORMA CONSOLIDATED
CONDENSED STATEMENT OF OPERATIONS OF THE CORE FUND
For the Year Ended December 31, 2004

Revenues and interest income	$197,350,213
Expenses:
Operating	81,538,212
Interest	43,326,718
Depreciation and amortization	60,144,586

Total expenses	185,009,516
Minority interest	10,079,656

Net income	2,261,041